Date 15 April 2010
AYASHA TRADING CORPORATION
BETHUNE PROPERTIES S.A.
as joint and several Borrowers
— and —
THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders
— and —
BANK OF SCOTLAND PLC
BTMU CAPITAL CORPORATION
as Lead Arrangers and Underwriters
— and —
BANK OF SCOTLAND PLC
as Issuing Bank
— and —
BANK OF SCOTLAND PLC
as Swap Bank
— and —
BANK OF SCOTLAND PLC
as Agent
and as Security Trustee

FACILITY AGREEMENT

relating to
(i) a pre-and post-delivery term loan facility of up to US$66,666,666 and
(ii) a pre-delivery guarantee facility of up to US$30,300,000 in respect of two
80,000 dwt Kamsarmax Bulk Carriers under construction by
Cosco (Dalian) Shipyard Co., Ltd. with Hull No’s N213 and N216
Watson, Farley & Williams
London

INDEX

Clause		Page

1	INTERPRETATION	1

2	POSITION OF THE LENDERS, ISSUING BANK AND SWAP BANK	19

3	LOAN FACILITY	20

4	DRAWDOWN OF LOAN	20

5	INTEREST	21

6	INTEREST PERIODS	23

7	DEFAULT INTEREST	23

8	REPAYMENT AND PREPAYMENT	24

9	GUARANTEE FACILITY	26

10	REDUCTION OF GUARANTEES	26

11	SETTLEMENT OF GUARANTEES	27

12	INDEMNITY OF THE BORROWERS	27

13	INDEMNITIES OF THE LENDERS	30

14	CONDITIONS PRECEDENT	31

15	REPRESENTATIONS AND WARRANTIES	32

16	GENERAL UNDERTAKINGS	34

17	CORPORATE UNDERTAKINGS	38

18	INSURANCE	39

19	SHIP COVENANTS	44

20	SECURITY COVER	47

21	PAYMENTS AND CALCULATIONS	48

22	APPLICATION OF RECEIPTS	50

23	APPLICATION OF EARNINGS; SWAP PAYMENTS	51

24	EVENTS OF DEFAULT	52

25	FEES AND EXPENSES	57

26	INDEMNITIES	58

27	NO SET-OFF OR TAX DEDUCTION	60

Clause		Page

28	ILLEGALITY, ETC	61

29	INCREASED COSTS	62

30	SET-OFF	63

31	TRANSFERS AND CHANGES IN LENDING OFFICES	64

32	CONFIDENTIALITY	67

33	VARIATIONS AND WAIVERS	70

34	NOTICES	71

35	JOINT AND SEVERAL LIABILITY	73

36	SUPPLEMENTAL	73

37	LAW AND JURISDICTION	74

SCHEDULE 1 LENDERS AND COMMITMENTS		75

SCHEDULE 2 DRAWDOWN NOTICE		76

SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		77

SCHEDULE 4 TRANSFER CERTIFICATE		82

SCHEDULE 5 MANDATORY COST FORMULA		86

SCHEDULE 6 FORM OF BORROWERS COMPLIANCE CERTIFICATE		88

EXECUTION PAGES		90

THIS AGREEMENT is made on 15 April 2010
BETWEEN
(1)	AYASHA TRADING CORPORATION and BETHUNE PROPERTIES S.A., each a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Republic of Liberia, as joint and several borrowers (together the “Borrowers”);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	BANK OF SCOTLAND PLC, and BTMU CAPITAL CORPORATION, as Lead Arrangers and Underwriters;

(4)	BANK OF SCOTLAND PLC as Issuing Bank;

(5)	BANK OF SCOTLAND PLC, as Swap Bank;

(6)	BANK OF SCOTLAND PLC, as Agent; and

(7)	BANK OF SCOTLAND PLC, as Security Trustee.
BACKGROUND
(A)	The Lenders have agreed to make available to the Borrowers a pre-and post-delivery term loan facility of up to US$66,666,666, in 2 Tranches, one Tranche in respect of each Ship and each Tranche in an amount of up to the lower of (a) US$33,333,333, (b) 83.33 per cent. of the Fair Market Value of the relevant Ship at its Delivery Date and (c) an amount which, when aggregated with the amount of the relevant Junior Tranche, does not exceed 100 per cent. of the Fair Market Value of the relevant Ship at its Delivery Date, in each case for the purpose of refinancing or, as the case may be, financing part of the acquisition cost of the relevant Ship by the relevant Borrower.

(B)	The Lenders and the Issuing Bank have agreed to make available to the Borrowers a guarantee facility of up to US$30,300,000 to provide payment guarantees to the Seller, one such guarantee in a maximum amount (including interest) of $10,100,000 in relation to the third instalment payable under the Shipbuilding Contract in respect of Ship 1 and the other such guarantee in a maximum amount (including interest) of US$20,200,000 in relation to the second and third instalments payable under the Shipbuilding Contract in respect of Ship 2.

(C)	The Borrowers have entered into certain derivative contracts with the Swap Bank to hedge their interest rate exposure under this Agreement under the Master Agreement and may enter into further such derivative contracts.

(D)	The Lenders, the Issuing Bank and the Swap Bank have agreed to share in the security to be granted to the Security Trustee pursuant to this Agreement.
IT IS AGREED as follows:
1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement (including the recitals to it):

“Advance” means the principal amount of each borrowing by the Borrowers under this Agreement;

“Affected Lender” has the meaning given in Clause 5.7;

“Affiliate” means, for the purposes of Clause 32, in relation to any person, a subsidiary of that person or a parent company of that person or any other subsidiary of that parent company;

“Agency and Trust Deed” means the agency and trust deed dated the same date as this Agreement and made between the same parties;

“Agent” means Bank of Scotland plc, acting as agent for the other Creditor Parties and acting in such capacity through its offices at New Uberior House, 11 Earl Grey Street, Edinburgh EH3 9BN, Scotland or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Agent acting on the instructions of all the Lenders or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

“AMT Purchaser” has the meaning given to it in the Corporate Guarantee;

“Approved Flag” means, in relation to a Ship, the flag under which that Ship is or is to be, following its delivery to the relevant Borrower, registered as approved from time to time by the Agent with the authorisation of all the Lenders;

“Approved Manager” means, in relation to a Ship, such company which the Agent may, with the authorisation of all of the Lenders, approve from time to time as the technical and/or commercial manager of that Ship;

“Availability Period” means the period commencing on the date of this Agreement and ending on:
(a)	in the case of the Ship 1 Tranche, 30 August 2011 (or such later date as the Agent may, with the authorisation of all the Lenders, agree with the Borrowers); or

(b)	in the case of the Ship 2 Tranche, 25 September 2012 (or such later date as the Agent may, with the authorisation of all of the Lenders, agree with the Borrowers);

(c)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;
“Bond Agent” means Marfin Egnatia Bank S.A.;

“Bonds” means the $145,000,000 7 per cent. senior convertible notes issued by the Corporate Guarantor and purchased by the Bond Agent and/or Focus Maritime Corp. as reduced to $125,000,000 as a result of the conversion by Focus Maritime Corp. of $20,000,000 into shares;

“Borrowers Compliance Certificate” means a compliance certificate as referred to in Clause 16.6(c) in substantially the form set out in Schedule 6;

“Business Day” means a day on which banks are open in London and New York City;

“Charter Assignment” means, in relation to a Ship, an assignment of any Permitted Charter in respect of that Ship executed or to be executed by the Borrower which owns that Ship in favour of the Security Trustee in the Agreed Form;

“Charterer” means:
(a)	in relation to Ship 1, Nippon Yusen Kabushiki Kaisha of Japan; and

(b)	in relation to Ship 2, Gujarat NRE Coke Ltd. of India,
or, in relation to either Ship, any other charterer of that Ship which is approved by the Agent and with the authorisation of all the Lenders for the purposes of this definition under a Permitted Charter;

“Commitment” means, in relation to a Lender, the amount set opposite its name in the first column of Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Confidential Information” means, for the purposes of Clause 32, all information relating to either Borrower, any Security Party, the Group, the Finance Documents, the Master Agreement or either Facility of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, for the purpose of becoming a Creditor Party under, the Finance Documents from either:
(a)	any member of the Group or any of its advisers; or

(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach of that Creditor Party of Clause 32; or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with the Group and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;
“Confirmation” and “Early Termination Date”, in relation to any continuing Transaction, have the meanings given in the Master Agreement;

“Contract Price” means, in relation to a Ship, the price payable for that Ship under the Shipbuilding Contract for it (being $50,000,000 subject to adjustment as therein provided);

“Contractual Currency” has the meaning given in Clause 26.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Coordination Deed” means the deed coordinating the security created pursuant to the Finance Documents and the Junior Finance Documents made or to be made between the parties to this Agreement and the parties to the Junior Finance Documents in the Agreed Form;

“Corporate Guarantee” means the guarantee of the liabilities of the Borrowers under this Agreement, the other Finance Documents and the Master Agreement dated the same date as this Agreement and made between the Corporate Guarantor and the Security Trustee in the Agreed Form;

“Corporate Guarantor” means NewLead Holdings Ltd., a company incorporated in Bermuda whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton HM12 Bermuda;

“Creditor Party” means the Agent, the Security Trustee, the Issuing Bank, the Swap Bank or any Lender, whether as at the date of this Agreement or at any later time;

“Current Percentage” means, in relation to a Lender and in respect of each Guarantee, the proportion, expressed as a percentage, which that Lender’s Guarantee Facility Commitment bears to the Total Guarantee Facility Commitments;

“Delivery Date” means, in relation to each Ship, the date on which that Ship is actually delivered to the relevant Borrower under the Shipbuilding Contract for that Ship;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrowers for that Advance to be made, or (as the context requires) the date on which that Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower which owns that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):
(a)	except to the extent that they fall within paragraph (b):
(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the Borrower which owns that Ship or the Security Trustee in the event of requisition of that Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under the Insurances for that Ship in respect of loss of hire;
(b)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;
“Earnings Account” means, in relation to a Borrower, an account in the name of that Borrower opened or to be opened with the Agent designated “[name of Borrower] — Earnings Account”, or any other account (with an office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Earnings Account for that Borrower for the purposes of this Agreement;

“Earnings Accounts Security Deed” means a deed creating security over the Earnings Accounts executed or to be executed by the Borrowers in favour of the Security Trustee in the Agreed Form;

“Environmental Claim” means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:
(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested and/or a Ship and/or either Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where either Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;
“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Equity Ratio” has the meaning given to it in the Corporate Guarantee;

“Event of Default” means any of the events or circumstances described in Clause 24.1;

“Facility” means each of the Loan Facility and the Guarantee Facility made available under this Agreement;

“Fair Market Value” means, in relation to a Ship, a valuation of that Ship determined in accordance with Clause 20.3;

“Finance Documents” means:
(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Corporate Guarantee;

(d)	the Predelivery Security Assignments;

(e)	the Mortgages;

(f)	the General Assignments;

(g)	the Charter Assignments;

(h)	the Earnings Accounts Security Deed;

(i)	the Retention Accounts Security Deed;

(j)	the Shares Security Deeds;

(k)	the Co-ordination Deed; and

(l)	any other document (whether creating a Security Interest or not) which is executed at any time by either Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to any Creditor Party under this Agreement or any of the other documents referred to in this definition including, but not limited to, any subordination agreement or assignment as is referred to in Clause 16.4(c);
“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“GAAP” means generally accepted accounting principles in the United States of America;

“General Assignment” means, in relation to a Ship, an assignment of its Earnings, its Insurances and any Requisition Compensation and an assignment of any Permitted Charter in respect of that Ship (to the extent not already assigned under the relevant Charter Assignment) executed or to be executed by the Borrower which owns that Ship in favour of the Security Trustee in the Agreed Form;

“Group” means the Corporate Guarantor and its subsidiaries;

“Guarantee” means, in relation to each Shipbuilding Contract, the guarantee dated 4 January 2008 in relation to the second and third instalments payable by the relevant Borrower to the Seller under that Shipbuilding Contract issued by the Issuing Bank in favour of the Seller;

“Guarantee Facility” means the guarantee facility of $30,300,000 relating to the Guarantees made or to be made available under this Agreement;

“Guarantee Facility Commitment” means, in relation to a Lender, the amount set opposite its name in the second column of Schedule 1, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Guarantee Facility Commitments” means the aggregate of the Guarantee Facility Commitments of all the Lenders);

“Guarantee Facility Outstandings” means, in relation to a Lender at any time, the aggregate of its Current Percentage of each Outstanding Guarantee Amount at that time (and “Total Guarantee Facility Outstandings” means the aggregate of the Guarantee Facility Outstandings of all the Lenders);

“Guaranteed Obligations” means, in relation to a Guarantee, the actual and contingent, certain and future obligations and liabilities owed by the relevant Borrower to the Seller under the relevant Shipbuilding Contract and secured by that Guarantee;

“IFRS” means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;

“Insurances” means, in relation to a Ship:
(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, its Earnings or otherwise in relation to that Ship; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;
“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation) adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;
“Issuing Bank” means Bank of Scotland plc, as the issuer of the Guarantees and acting in such capacity through its offices at New Uberior House, 11 Earl Grey Street, Edinburgh, EH3 9BN, Scotland (and includes its successors);

“Junior Finance Documents” has the meaning given to the term “Finance Documents” in the Junior Loan Agreement;

“Junior Loan” has the meaning given to the term “Loan” in the Junior Loan Agreement;

“Junior Loan Agreement” means the loan agreement dated the same date as this Agreement and made between (i) the Borrowers as joint and several borrowers, (ii) the banks and financial institutions named in schedule 1 thereto as lenders and (iii) Bank of Scotland plc as swap bank, agent and security trustee relating to a secured junior loan facility of $13,333,334;

“Junior Permitted Transaction” has the meaning given to the term “Permitted Transaction” in the Junior Loan Agreement;

“Junior Tranche” has the meaning given to the term “Tranche” in the Junior Loan Agreement;

“Lead Arranger” means each of Bank of Scotland plc acting in such capacity through its office at New Uberior House, 11 Earl Grey Street, Edinburgh EH3 9BN, Scotland and BTMU Capital Corporation acting in such capacity through its office at 111 Huntington Avenue, Suite 400, Boston, MA 02199, USA;

“Lender” means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 31.13) or its transferee, successor or assign;

“LIBOR” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:
(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, that period which appears on REUTERS BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the Quotation Date for that period (and, for the purposes of this Agreement, “REUTERS BBA Page LIBOR 01” means the display designated as “REUTERS BBA Page LIBOR 01” on the Reuters Service or such other page as may replace Page 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on REUTERS BBA Page LIBOR 01, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Reference Bank as the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at that Reference Bank’s request at or about 11.00 a.m. (London time) on the Quotation Date for that period for a period equal to that period and for delivery on the first Business Day of it;
“Loan” means the principal amount of the Loan Facility advanced and for the time being outstanding under this Agreement;

“Loan Facility” means the term loan facility of up to $66,666,666 which the Lenders will severally make available to the Borrowers under this Agreement;
“Major Casualty” means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Majority Lenders” means:
(a)	before an Advance has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)	after an Advance has been made, Lenders whose Contributions total 66.66 per cent. of the Loan;
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 5;

“Margin” means, in relation to each Tranche in respect of each Interest Period applicable to it:
(a)	prior to the Delivery Date of the Ship to which that Tranche relates, 3.5 per cent. per annum; and

(b)	on and after such date, if the Security Cover:
(i)	is less than 115 per cent., the Margin for the next Interest Period relating to that Tranche commencing after the relevant Security Cover calculation date shall be 3.4 per cent. per annum;

(ii)	is equal to or greater than 115 per cent. but is less than 130 per cent, the Margin for the next Interest Period relating to that Tranche commencing after the relevant Security Cover calculation date shall be 3.2 per cent. per annum; or

(iii)	is equal to or greater than 130 per cent., the Margin for the next Interest Period relating to that Tranche commencing after the relevant Security Cover calculation date shall be 2.75 per cent. per annum;
provided that at all times if a notice is served in relation to Clause 20.1(a), the applicable Margin shall be 3.4 per cent. per annum for the next Interest Period commencing after such notice is served and any subsequent Interest Period until the next Interest Period commencing after the remedy of such breach.

“Master Agreement” means the master agreement (on the 1992 ISDA (Multicurrency — Crossborder) form), dated the same date as this Agreement and made or to be made between the Borrowers and the Swap Bank and includes all Permitted Transactions from time to time entered into and all Confirmations relating to Permitted Transactions from time to time exchanged under that master agreement;

“Maximum Tranche Amount” means in relation to a Tranche, an amount of up to the lower of (a) $33,333,333, (b) 83.33 per cent. of the Fair Market Value of the Ship relevant to that Tranche at its Delivery Date and (c) an amount which, when aggregated with the amount of the relevant Junior Tranche, does not exceed 100 per cent. of the Fair Market Value of the relevant Ship at its Delivery Date;

“Mortgage” means, in relation to a Ship, a first preferred or (as the case may be) priority statutory ship mortgage in respect of that Ship, together (if applicable) with deed of covenants collateral thereto, made or to be made between the Borrower which owns that Ship and the Security Trustee in the Agreed Form;

“Negotiation Period” has the meaning given in Clause 5.10;

“Notifying Lender” has the meaning given in Clause 28.1 or Clause 29.1 as the context requires;

“Outstanding Guarantee Amount” means, in relation to a Guarantee, the maximum amount for which the Guarantee was issued less all reductions to it which have been made in accordance with the provisions of Clause 10.1;

“Payment Currency” has the meaning given in Clause 26.4;

“Permitted Charter” means any Ship 1 Permitted Charter and any Ship 2 Permitted Charter;

“Permitted Security Interests” means:
(a)	Security Interests created by the Finance Documents and the Junior Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower which owns that Ship in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 19.12(g);

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;
“Permitted Transaction” means a floating rate to fixed rate interest rate swap Transaction which fulfils the following requirements:
(a)	it is entered into by the Borrowers pursuant to the Master Agreement; and

(b)	its purpose is the hedging of the Borrowers’ exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date;

“Pertinent Document” means:
(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 18 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);
“Pertinent Jurisdiction”, in relation to a company, means:
(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);
“Pertinent Matter” means:
(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Predelivery Security Assignment” means, in relation to a Ship, the assignment of the Shipbuilding Contract and each Refund Guarantee for that Ship executed or to be executed by the relevant Borrower in favour of the Security Trustee in the Agreed Form;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first date of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Reference Banks” means, subject to Clause 31.15, the Agent and any 2 other prime international banks from time to time selected by the Agent;

“Refund Guarantee” means, in the case of each Shipbuilding Contract, each irrevocable guarantee in respect of the first, second, third and fourth instalments of the Contract Price payable under that Shipbuilding Contract issued or to be issued by the Refund Guarantor in favour of the relevant Borrower under that Shipbuilding Contract in the form approved by the Agent;

“Refund Guarantee Amount” means, in relation to a Refund Guarantee, the maximum amount for which that Refund Guarantee was issued less all reductions to it in accordance with its terms;

“Refund Guarantor” means Bank of China, Liaoning Branch, a company incorporated in China acting through its office at No. 9 Zhongshan Square, Dalian, China;

“Related Fund” means, for the purposes of Clause 32, in relation to a fund (the “first fund”), a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

“Relevant Person” means, for the purpose of Clause 24, each Borrower and each Security Party;

“Repayment Date” means a date on which a repayment of the Loan is required to be made under Clause 8;

“Representative” means, for the purposes of Clause 32, any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means, in relation to a Borrower, an account in the name of that Borrower with the Agent designated “[name of Borrower] — Retention Account”, or any other account (with an office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as a Retention Account for that Borrower for the purposes of this Agreement;

“Retention Amount” means each amount transferred to the Retention Accounts in accordance with Clause 23.2 and in accordance with Clause 18.2 of the Junior Loan Agreement;

“Retention Accounts Security Deed” means a deed creating security in respect of the Retention Accounts executed or to be executed by the Borrowers in favour of the Security Trustee in the Agreed Form;

“Scheduled Delivery Date” means, in relation to each Ship, the date for delivery (disregarding any extensions) specified in Article VII of the Shipbuilding Contract for that Ship;

“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreement (including any Permitted Transaction thereunder) or any judgment relating to any Finance Document or the Master Agreement (including any Permitted Transaction thereunder) and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Cover” means, as at the relevant calculation date, the ratio, expressed as a percentage, of:
(a)	if only 1 Ship has been delivered to the relevant Borrower under the relevant Shipbuilding Contract, the Fair Market Value of that Ship plus the net realisable value of any additional security previously provided in respect of the Loan under Clause 20 to the amount of the Tranche in respect of that Ship; or

(b)	if both Ships have been delivered to the Borrowers under the Shipbuilding Contracts, the aggregate of the Fair Market Values of each Ship plus the net realisable value of any additional security previously provided in respect of the Loan under Clause 20, to the aggregate amount of the Loan and the Junior Loan;

“Security Interest” means
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;
“Security Party” means the Corporate Guarantor and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties, the Issuing Bank, the Swap Bank and the Lenders that:
(a)	all amounts which have become due for payment by any Borrower or any Security Party under the Finance Documents and the Master Agreement have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or the Master Agreement;

(c)	neither any Borrower nor any Security Party has any future or contingent liability under Clause 25, 26 or 27 or any other provision of this Agreement or another Finance Document or the Master Agreement; and

(d)	the Agent, the Security Trustee, the Majority Lenders, the Issuing Bank and the Swap Bank do not consider that there is a significant risk that any payment or transaction under a Finance Document or the Master Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or the Master Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document;
“Security Trustee” means Bank of Scotland plc, acting as trustee for the other Creditor Parties and acting in such capacity through its offices at New Uberior House, 11 Earl Grey Street, Edinburgh, EH3 9BN, Scotland or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Seller” means Cosco (Dalian) Shipyard Co., Ltd., a company incorporated in China whose registered office is at 80 Zhongyuan Road, Dalian, China;

“Servicing Bank” means the Agent or the Security Trustee;

“Settlement Amount” means, in relation to each demand made under a Guarantee, the amount payable by the Issuing Bank to the Seller in respect of the demand;

“Settlement Date” means, in relation to each demand made under a Guarantee, the date on which payment of the Settlement Amount is due to the Seller in respect of the demand;

“Shares Security Deed” means, in relation to each Borrower, a first priority Security Interest over its share capital executed or to be executed by the Corporate Guarantor, as shareholder, in favour of the Security Trustee in the Agreed Form;

“Ships” means, together, Ship 1 and Ship 2;

“Ship 1” means the 80,000 dwt Bulk Carrier with builder’s hull no. N213 which is the subject of the relevant Shipbuilding Contract;

“Ship 1 Permitted Charter” means a time charter in respect of Ship 1 dated 20 February 2008 made between the Borrower which is, or is to be, the owner of that Ship and the relevant Charterer and which is:
(a)	for a period of 5 years (with 2 additional 1-year extension options);

(b)	at a minimum rate of hire of $28,710 per day net of all commissions (with provision for the relevant Charterer’s right to reduce the hire rate in the case of late delivery); and

(c)	with provision for the charterer’s right to cancel for delay in delivery not to arise earlier than 1 day after the end of the Availability Period for Tranche 1, or such other time charter in respect of Ship 1 on such terms and conditions as may be approved by the Agent and with the authorisation of all the Lenders for the purposes of this definition;

“Ship 1 Tranche” means a portion of the Total Commitments not exceeding the relevant Maximum Tranche Amount which is to be used by the relevant Borrower to refinance or, as the case may be, to finance the acquisition of Ship 1 as follows:

(a)	in a first Advance of $13,333,333 to be used to partially refinance the first and second instalments of the Contract Price of Ship 1 paid under the relevant Shipbuilding Contract;

(b)	in a second Advance of $10,000,000 to be used to finance 100 per cent. of the third instalment of the Contract Price of Ship 1 payable under the relevant Shipbuilding Contract;

(c)	in a third Advance of $5,000,000 to be used to finance 50 per cent. of the fourth instalment of the Contract Price of Ship 1 payable under the relevant Shipbuilding Contract; and

(d)	in a fourth Advance of up to $5,000,000 on the Delivery Date of Ship 1 to be used to finance up to 100 per cent. of the final instalment of the Contract Price of Ship 1 payable under the relevant Shipbuilding Contract;
“Ship 2” means the 80,000 dwt Bulk Carrier with builder’s hull no. N216 which is the subject of the relevant Shipbuilding Contract;

“Ship 2 Permitted Charter” means a time charter in respect of Ship 2 dated 29 January 2008 made between the Borrower which is, or is to be, the owner of that Ship and the relevant Charterer which is:
(a)	for a period of 82 months (with a 4-month extension options);

(b)	at a minimum rate of hire of $27,300 per day net of all commissions; and

(c)	with provision for the charterer’s right to cancel for delay in delivery not to arise earlier than 1 day after the end of the Availability Period for Tranche 2, or such other time charter in respect of Ship 2 on such terms and conditions as may be approved by the Agent and with the authorisation of all the Lenders for the purposes of this definition;

“Ship 2 Tranche” means a portion of the Total Commitments not exceeding the Maximum Tranche Amount which is to be used by the relevant Borrower to refinance or, as the case may be, to finance the acquisition of Ship 2 as follows:
(a)	in a first Advance of $5,833,333 to be used to partially refinance the first instalment of the Contract Price of Ship 2 paid under the relevant Shipbuilding Contract;

(b)	in a second Advance of $7,500,000 to be used to finance 75 per cent. of the second instalment of the Contract Price of Ship 2 payable under the relevant Shipbuilding Contract;

(c)	in a third Advance of $10,000,000 to be used to finance 100 per cent. of the third instalment of the Contract Price of Ship 2 payable under the relevant Shipbuilding Contract;

(d)	in a fourth Advance of $5,000,000 to be used to finance 50 per cent. of the fourth instalment of the Contract Price of Ship 2 payable under the relevant Shipbuilding Contract; and

(e)	in a fifth Advance of up to $5,000,000 on the Delivery Date of Ship 2 to be used to finance up to 100 per cent. of the final instalment of the Contract Price of Ship 2 payable under the relevant Shipbuilding Contract;

“Shipbuilding Contract” means, in relation to each Ship, the shipbuilding contract dated as of 6 December 2006, as supplemented and amended from time to time, entered into between the Seller and the relevant Borrower pursuant to which that Borrower is to purchase that Ship from the Seller;

“Surplus Earnings” means, for each 3 month period ending on a Repayment Date, the amount of all Earnings of the Ships credited to the Earnings Accounts during that period less:
(a)	monthly transfers of Retention Amounts transferred to the Retention Accounts during that period;

(b)	operating expenses of the Ships reasonably and properly incurred (in the reasonable opinion of the Agent) and paid during that period (including costs of crewing, repairing, maintaining the Ships, provision for dry-docking and manager’s remuneration previously approved by the Agent); and

(c)	general and administrative expenses of the Borrowers reasonably and properly incurred (in the opinion of the Agent) and paid during that period;
“Swap Bank” means Bank of Scotland plc, as the swap bank and acting in such capacity through its offices at 33 Old Broad Street, London EC2N 1HZ, England (and includes its successors);

“Total Loss” means, in relation to a Ship:
(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month days redelivered to the full control of the Borrower which owns that Ship; and

(c)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within 1 month redelivered to the full control of the Borrower which owns that Ship;
“Total Loss Date” means, in relation to a Ship:
(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower which owns that Ship with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Tranches” means, together, the Ship 1 Tranche and the Ship 2 Tranche;

“Transaction” has the meaning given in the Master Agreement;

“Transfer Certificate” has the meaning given in Clause 31.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed; and

“Underwriter” means each of Bank of Scotland plc acting in such capacity through its office at New Uberior House, 11 Earl Grey Street, Edinburgh EH3 9BN, Scotland and BTMU Capital Corporation acting in such capacity through its office at 111 Huntington Avenue, Suite 400, Boston, MA 02199, USA.

1.2	Construction of certain terms. In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 18, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning the Ship is obliged to effect, under Clause 18 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or clause 8 of the Institute Time Clauses (Hulls)(1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“ war risks” includes the risk of mines and all risks excluded by clause 29 of the Institute Time Clauses (Hulls) (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clauses (Hulls)(1/10/83).

1.3	Meaning of “month”. A period of 1 or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	POSITION OF THE LENDERS, ISSUING BANK AND SWAP BANK

2.1	Interests of Creditor Parties several. The rights of the Creditor Parties under this Agreement are several.

2.2	Individual right of action. Each Lender, the Issuing Bank and the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement or, in the case of the Swap Bank, the Master Agreement without joining any other Creditor Party as additional parties in the proceedings.

2.3	Proceedings requiring Majority Lender consent. Except as provided in Clause 2.2, neither a Lender nor the Issuing Bank nor the Swap Bank may commence proceedings against any Borrower or any Security Party in connection with a Finance Document or the Master Agreement without the prior consent of the Majority Lenders.

2.4	Obligations several. The obligations of the Lenders, the Issuing Bank and the Swap Bank under this Agreement are several; and a failure of any one of them to perform its obligations under this Agreement shall not result in:

(a)	the obligations of any of the others being increased; nor

(b)	any Borrower, any Security Party, any other Lender, the Issuing Bank or the Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or the Master Agreement;

and in no circumstances shall a Creditor Party have any responsibility for a failure of another Creditor Party to perform its obligations under this Agreement or the Master Agreement.

3	LOAN FACILITY

3.1	Availability of Loan Facility. Subject to the other provisions of this Agreement, the Lenders shall make the Loan Facility available to the Borrowers in 2 Tranches, one Tranche in respect of each Ship and each Tranche in an amount of up to the Maximum Tranche Amount in respect of the Ship to which it relates.

3.2	Lenders’ participations in Advances. Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

3.3	Purpose of Advances. The Borrowers undertake with each Creditor Party to use each Advance only for the purpose stated in Clause 4.2(a).

4	DRAWDOWN OF LOAN

4.1	Request for Advance. Subject to the following conditions, the Borrowers may request that an Advance be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days (or such shorter notice as the Agent may, with the authorisation of all the Lenders, agree) prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:
(a)	the Total Commitments shall be made available in 2 Tranches (the Ship 1 Tranche, comprising 4 Advances and the Ship 2 Tranche comprising 5 Advances), each of the amounts and for the purposes stated in the definition of the relevant Tranche;

(b)	each Drawdown Date has to be a Business Day during the relevant Availability Period;

(c)	neither Tranche shall exceed the relevant Maximum Tranche Amount;

(d)	the aggregate amount of the Advances shall not exceed the Total Commitments; and

(e)	the aggregate amount of the Advances (other than the final Advance under each Tranche made or to be made on the Delivery Date in respect of each Ship) plus the aggregate of the Outstanding Guarantee Amounts plus the amount of the Junior Loan shall not exceed the aggregate of the Refund Guarantee Amounts in relation to each Ship.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director or officer or duly authorised signatory of a Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting with the authorisation of the Majority Lenders.

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent the amount due from that Lender on that Drawdown Date under Clause 3.2.

4.6	Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date remit in accordance with the Borrowers’ instructions as set out in the relevant Drawdown Notice) the amounts which the Agent receives from the Lenders under Clause 4.5; and that remittance shall be made:

(a)	to the account of the Seller or such other party which the Borrowers specify in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders, provided that the first Advance under each Tranche must immediately be applied in prepayment of the relevant existing indebtedness and the following Advances under each Tranche must immediately be remitted directly to the Seller.

4.7	Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 to the relevant Earnings Account shall constitute the making of the relevant Advance and the Borrowers shall thereupon become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender’s Contribution.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Tranche in respect of each Interest Period applicable to it shall be paid by the Borrowers on the last day of that Interest Period.

5.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Tranche in respect of an Interest Period applicable to it shall be the aggregate of the Margin, LIBOR and the Mandatory Cost for that Interest Period.

5.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrowers and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period;

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote. A Reference Bank which is a Lender shall use all reasonable efforts to supply any quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6	Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation required of it, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption. The following provisions of this Clause 5 apply if:

(a)	no rate is quoted on REUTERS BBA Page LIBOR 01 and 2 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if an Advance has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption. The Agent shall promptly notify the Borrowers and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown. If the Agent’s notice under Clause 5.8 is served before an Advance is to be made:

(a)	in a case falling within Clauses 5.7(a) or 5.7(b), the Lenders’ obligations to make that Advance;

(b)	in a case falling within Clause 5.7(c), the Affected Lender’s obligation to participate in that Advance;

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10	Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.8 is served after an Advance is made, the Borrowers, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and any applicable Mandatory Cost; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.12, the Borrowers may give the Agent not less than 15 Business Days’ notice of their intention to prepay at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments. A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and any applicable Mandatory Cost.

5.15	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period applicable to each Advance under each Tranche shall commence on the Drawdown Date applicable to it and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period applicable to it.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	3 or 6 months as notified by the Borrowers to the Agent not later than 11.00 a.m. (London time) 5 Business Days before the commencement of the Interest Period; or

(b)	in the case of the first Interest Period applicable to the second and any subsequent Advance under each Tranche, a period ending on the last day of the Interest Period applicable to the first Advance under that Tranche then current, whereupon all the Advances under that Tranche shall be consolidated and treated as a single Advance; or

(c)	3 months if the Borrowers fail to notify the Agent by the time specified in paragraph (a); or

(d)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrowers.

6.3	Duration of Interest Periods for repayments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than 6 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 24.4, the date on which it became immediately due and payable.

7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	3.5 per cent. plus the Mandatory Cost plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:
(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.
7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause 7 shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreement. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Permitted Transaction as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Repayment amount and date. The Borrowers shall repay each Tranche by twenty consecutive quarterly repayment instalments, each in an amount of $757,576, together with a balloon instalment of $18,181,813 payable concurrently with the final such instalment on the final Repayment Date in respect of that Tranche.

If for any reason the amount of a Tranche drawn down is less than the Dollar figure set out in the definition of Maximum Tranche Amount relative to that Tranche then the amount of the instalments (including the balloon instalment) relative to that Tranche shall be reduced pro rata.

8.2	Repayment Dates. The first instalment in respect of each Tranche shall be repaid on the date falling 3 months after the Delivery Date of the Ship to which the Tranche in question relates and the last instalment in respect of each Tranche on the date falling 60 months after the earlier to occur of (i) the Delivery Date in respect of the relevant Ship and (ii) the final day of the Availability Period for that Tranche.

8.3	Final Repayment Date. On the final Repayment Date, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of a Tranche on the last day of an Interest Period applicable to it.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	no prepayment of a Tranche may be made prior to the Delivery Date of the Ship to which that Tranche relates;

(b)	a partial prepayment shall be $1,000,000 or a higher integral multiple thereof;

(c)	the Agent has received from the Borrowers at least 5 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(d)	the Borrowers have provided evidence satisfactory to the Agent that any consent required by any Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects any Borrower or any Security Party has been complied with.

In the event that a prepayment of the whole of the Loan (other than as a result of a refinancing involving all of the Lenders or as a result of the application of the provisions of Clause 8.8) is made prior to the date falling 1 year after the final Delivery Date, the Borrowers shall pay to the Agent for distribution to the Lenders pro rata to their Contributions a prepayment fee of 1 per cent. of the amount prepaid simultaneously with the relevant prepayment.

8.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c).

8.8	Mandatory prepayment. The Borrowers shall be obliged to prepay the full amount of a Tranche (and to pay the amount due under Clause 12.7 which relates to the Guarantee in respect of the Shipbuilding Contract for the Ship to which the Tranche in question relates) on the demand of the Agent, and the Commitments and all other obligations of the Lenders relating to that Tranche shall terminate at that time:

(a)	if the Ship to which the Tranche in question relates is sold, on or before the date on which the sale is completed by delivery of that Ship to the buyer; or

(b)	if the Ship to which the Tranche in question relates becomes a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; or

(c)	if any of the following occurs in relation to the Ship to which the Tranche in question relates, on demand by the Agent:
(i)	any of the events specified in article XI of the Shipbuilding Contract in respect of that Ship occurs; or

(ii)	the Shipbuilding Contract in respect of that Ship or the Refund Guarantee relative thereto is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in force for any reason; or

(iii)	the Shipbuilding Contract in respect of that Ship is amended or varied without the prior written consent of the Majority Lenders except for any such amendment or variation as is permitted by this Agreement or any other relevant Finance Document; or

(iv)	that Ship has not for any reason been delivered to, and accepted by, the relevant Borrower under the Shipbuilding Contract in respect of that Ship by the date specified in article VIII (3) of such Shipbuilding Contract.
8.9	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 26 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an applicable Interest Period together with any sums payable under Clause 26.1(b) but without premium or penalty.

8.10	Application of partial prepayment. Each partial prepayment shall be applied against the repayment instalments (including the balloon instalment) of the relevant Tranche specified in Clause 8.1 in inverse order of maturity.

8.11	No reborrowing. No amount prepaid may be reborrowed.

8.12	Unwinding of Permitted Transactions. On or prior to any repayment or prepayment of the Loan (or part thereof) under this Clause 8 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Permitted Transactions so that the notional principal amount of the continuing Permitted Transactions thereafter remaining does not and will not in the future exceed the amount of the Loan.

9	GUARANTEE FACILITY

9.1	Availability of Guarantee Facility. Subject to the other provisions of this Agreement, the Lenders shall make the Guarantee Facility available to the Borrowers. The Guarantees have been issued by the Issuing Bank in favour of the Seller.

10	REDUCTION OF GUARANTEES

10.1	Reduction of Outstanding Guarantee Amount. Any Outstanding Guarantee Amount shall not be treated as reduced for the purposes of this Agreement unless and until:

(a)	the Issuing Bank, or the Agent on its behalf, has received a written confirmation from the Seller of the amount of such reduction; or

(b)	the Issuing Bank has notified the Agent in writing that (notwithstanding the absence of a written confirmation from the Seller) it is satisfied that its liability under the relevant Guarantee has been irrevocably reduced or discharged; or

(c)	the amount of the relevant Guarantee irrevocably and unconditionally reduces in accordance with its terms; or

(d)	the expiry date of the relevant Guarantee elapses and the Issuing Bank has notified the Borrowers in writing, through the Agent, that it is satisfied that no claim or demand has been made, or may thereafter be made, under that Guarantee.

11	SETTLEMENT OF GUARANTEES

11.1	Notification of Settlement Amount. The Issuing Bank shall, immediately after receiving a demand from, or after being notified by, the Seller that it is required to make payment under a Guarantee, notify the Agent that such payment is due and of the Settlement Amount and the Settlement Date, and the Agent shall promptly notify the Borrowers and each Lender.

11.2	Borrowers’ settlement. The Borrowers shall:

(a)	immediately after notification from the Agent under Clause 11.1, acknowledge to the Agent that they will reimburse the Settlement Amount; and

(b)	pay to the Agent, for the account of the Issuing Bank, the Settlement Amount in Dollars on the Settlement Date.

11.3	Borrowers’ failure to reimburse. If the Borrowers fail to reimburse the Settlement Amount to the Agent, for the account of the Issuing Bank, on the Settlement Date pursuant to Clause 11.2, they shall pay to the Agent, for the account of the Issuing Bank, interest on the Settlement Amount from the Settlement Date to the date the Issuing Bank is reimbursed by the Borrowers at the rate described in Clause 7, such interest to be compounded in accordance with Clause 7.6 and payable on demand.

12	INDEMNITY OF THE BORROWERS

12.1	Borrowers’ undertaking to indemnify. The Borrowers agree that they shall:

(a)	pay to the Agent, for the account of the Issuing Bank, upon demand by the Agent an amount equal to each amount:
(i)	demanded from or paid by the Issuing Bank under a Guarantee;

(ii)	paid by the Issuing Bank to the Seller under Clause 12.9;
and which is not otherwise fully reimbursed, paid or repaid by the Borrowers under this Agreement;

(b)	pay to the Agent, for the account of the Lenders, upon demand by the Agent an amount equal to each amount paid by the Lenders to the Issuing Bank, or the Agent on its behalf, pursuant to Clause 13.1;

(c)	indemnify, as principal and independent debtors, the Issuing Bank and each of the Lenders severally on demand against all actions, claims, demands, liabilities, costs, losses, damages and expenses incurred, suffered or sustained or any penalty or other expenditure which may result or which the Issuing Bank or any Lender may incur, suffer or sustain in connection with or arising out of or in relation to any Guaranteed

Obligations and/or the payment under or other performance of a Guarantee or Clauses 12 or 13.

12.2	Payment to Issuing Bank. The Borrowers shall pay to the Agent, for the account of the Issuing Bank, upon demand by the Agent an amount equal to each amount paid by the Issuing Bank in connection with a Guarantee notwithstanding that:

(a)	that amount may not properly be due whether because the corresponding amount was not properly due to the Seller under a Guarantee or for any other reason whatsoever; or

(b)	the relevant Guarantee and/or any Guaranteed Obligations is or are void or invalid or not binding on or enforceable against the Borrowers (or either of them) or the Issuing Bank or the Seller (as the case may be) for any reason whatsoever including (without limitation) the effect of any enactment, any legal limitation, illegality, disability, lack of corporate capacity or lack of powers of any party thereto or of any of its directors or officers.

12.3	Guarantee payments. Each Borrower:

(a)	irrevocably authorises the Issuing Bank to make any payment demanded from it pursuant to a Guarantee if that demand is made in accordance with its terms;

(b)	accepts that any demand for payment made by the Seller pursuant to a Guarantee and which is made in accordance with its terms shall be conclusive evidence that the Issuing Bank was liable to make payment under that Guarantee and any payment which the Issuing Bank makes pursuant to any such demand shall be accepted by the Borrowers as binding upon the Borrowers; and

(c)	acknowledges and agrees that the Issuing Bank shall not in any circumstances whatsoever be liable to either Borrower in respect of any loss or damage suffered by a Borrower by reason of the Issuing Bank making a payment to the Seller in connection with any payment demanded under a Guarantee in accordance with its terms.

12.4	Continuing indemnities. The liabilities and obligations of the Borrowers under the indemnities set out in Clause 12.1 shall remain in force as a continuing security until:

(a)	the full, prompt and complete performance of all the terms of such indemnities including the proper and valid payment of all amounts that may become due to the Issuing Bank and each of the Lenders under this Clause 12.4; and

(b)	subject to Clause 12.5, an absolute discharge or release of the Borrowers signed by the Issuing Bank or the Lender concerned;

and accordingly neither of the Borrowers shall have, as regards those indemnities, any of the rights or defences of a surety.

12.5	Discharges. Any such discharge or release referred to in Clause 12.4, and any composition or arrangement which the Borrowers may effect with the Issuing Bank or any Lender shall be deemed to be made subject to the condition that it will be void if any payment or security which any Creditor Party may previously have received or may thereafter receive is set aside under any applicable law or proves to have been for any reason invalid.

12.6	Waiver of rights and defences. Without limiting the generality of Clauses 12.4 and 12.5, neither Borrower shall either be discharged from any of its liabilities or obligations under Clause 12.1 by, or have any claim against any Creditor Party in respect of:
(a)	any misrepresentation or non-disclosure respecting the affairs or condition of the Issuing Bank or any Lender made to the Borrowers (or either of them) by any person; or

(b)	the Seller and/or any Creditor Party releasing or granting any time or any indulgence whatsoever or making any settlement, composition or arrangement with the Borrowers (or either of them), the Seller or any other person; or

(c)	the Seller and/or any Creditor Party asserting or pursuing, failing or neglecting to assert or pursue, or delaying in asserting or pursuing, or waiving, any of their rights or remedies against the Borrowers (or either of them), the Seller or any other person; or

(d)	the Seller and/or any Creditor Party and/or either Borrower, with the consent of that Borrower (or with or without the consent of either Borrower in the case of any variation agreed between the Seller and a Borrower or the person whose obligations are guaranteed thereby), making, whether expressly or by conduct, any variation to any Guaranteed Obligations or a Guarantee; or

(e)	the Seller and/or any Creditor Party and/or either Borrower:
(i)	taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security in relation to the Seller or the Issuing Bank or any Lender or the Borrowers (or either of them) or any other person in such manner as it or they think fit; or

(ii)	claiming, proving for, accepting or transferring any payment in respect of the obligations and liabilities of the Borrowers (or either of them) and/or the Seller relative to any Guaranteed Obligations or under this Agreement in any composition by, or winding up of, either Borrower and/or any third party or abstaining from so claiming, proving, accepting or transferring; or
(f)	any assignment or transfer by the Seller of, or any succession to, any of its rights relative to any Guaranteed Obligations or a Guarantee.

12.7	Provision of cash collateral security. Forthwith upon, or at any time following:

(a)	the occurrence of an Event of Default; or

(b)	the Borrowers being obliged to prepay the Loan or part thereof pursuant to Clause 8.8; or

(c)	the service of a notice under Clause 24.2(a)(ii); or

(d)	the service of a notice of prepayment under Clause 5.14, Clause 28.2 or Clause 29.5;

then in any such circumstances the Agent on behalf of the Issuing Bank shall be entitled (but not obliged) to demand payment by the Borrowers of, and the Borrowers forthwith upon such demand shall pay to the Agent on behalf of the Issuing Bank, such amount as shall be the aggregate of:
(i)	any Settlement Amount then due from the Borrowers to the Issuing Bank pursuant to Clause 11.2 and not reimbursed; and

(ii)	the Outstanding Guarantee Amounts (or, in the case of paragraph (d), the liability of the Notifying Bank concerned for the Outstanding Guarantee Amounts).
12.8	Application of cash collateral security. Subject always to the overriding provisions of Clause 22, moneys received by the Agent for the account of the Issuing Bank pursuant to Clause 12.7 shall be applied (as between the Borrowers on the one hand and Issuing Bank and the Lenders on the other) in the following manner:

(a)	first, in or towards payment of any Settlement Amount then due from the Borrowers to the Issuing Bank pursuant to Clause 11.2 and not reimbursed;

(b)	secondly, in payment to an account or accounts of the Agent for application from time to time by the Agent (and each Borrower hereby irrevocably authorises the Agent so to apply any such moneys) in or towards payment of, or reimbursement to the Issuing Bank for, any amount which the Issuing Bank shall or may at any time and from time to time thereafter pay or be or become liable to pay to the Seller under or pursuant to or in connection with a Guarantee (including any amount payable under Clause 12.9); and

(c)	thirdly, in or towards payment of all other sums which may be owing to the Issuing Bank and each Lender under or in connection with a Guarantee.

12.9	Negotiation with Seller. Each Borrower:

(a)	irrevocably authorises the Agent (acting on the instructions of the Majority Lenders) to negotiate with the Seller at any time after the occurrence of any Event of Default with a view to arranging for the prepayment by the Issuing Bank, for the account of the Borrowers (or any of them), of any Guaranteed Obligations; and

(b)	agrees that at any time after the occurrence of any Event of Default the Issuing Bank shall be entitled (but not, so far as the Borrowers are concerned, bound) to pay to the Seller, in such manner and upon such terms as the Agent (acting on the instructions of the Majority Lenders) and the Seller shall agree, any Guaranteed Obligations.

13	INDEMNITIES OF THE LENDERS

13.1	Lenders’ undertakings to indemnify. Each Lender severally agrees that it shall:

(a)	indemnify, as a principal and independent debtor, the Issuing Bank on demand in an amount equal to its Current Percentage of any amount payable by the Borrowers to or for the account of the Issuing Bank under Clause 12.1(a) or (c) but unpaid; and

(b)	pay to the Agent (for the account of the Issuing Bank) interest upon any amounts payable by it pursuant to this Clause 13.1 from the date of demand to the date of actual payment by it at a rate from time to time determined by the Issuing Bank by reference to the cost of funds of the Issuing Bank from such sources as the Issuing Bank may from time to time determine.

13.2	Continuing indemnities. The liabilities and obligations of each Lender under the indemnities set out in Clause 13.1 shall remain in force as a continuing security until the full, prompt and complete performance of all the terms of those indemnities including the proper and valid payment of all amounts that may become due to the Issuing Bank under this Agreement and accordingly no Lender shall have, as regards those indemnities, any of the rights or defences of a surety.

13.3	Discharges. Any discharge or release granted to any Lender in respect of the foregoing indemnities and any composition or arrangement which the Agent or the Security Trustee on behalf of the Lenders may effect with the Issuing Bank, shall be deemed to be made subject to the condition that it will be void to the extent that any payment or security which the Issuing Bank may previously have received or may thereafter receive is set aside under any applicable law or proves to have been for any reason invalid.

13.4	Waiver of rights and defences. Without limiting the generality of Clause 13.2, no Lender shall be discharged from any of its liabilities or obligations under Clause 13.1 by, nor shall any Lender have any claim against any other Creditor Party in respect of:

(a)	the Issuing Bank releasing or granting any time or any indulgence whatsoever or making any settlement, composition or arrangement with either Borrower or any other person; or

(b)	and/or any Creditor Party and/or the Borrowers (or either of them), making, whether expressly or by conduct, any variation to any Guaranteed Obligations or a Guarantee; or

(c)	and/or the Issuing Bank and/or the Borrowers (or either of them) and/or the Agent and/or the Security Trustee:
(i)	taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security in relation to or the Issuing Bank or either Borrower or any other person in such manner as it or they may think fit; or

(ii)	claiming, proving for, accepting or transferring any payment in respect of the obligations and liabilities of the Borrowers (or either of them) and/or any third party relative to any Guaranteed Obligations or under this Agreement in any composition by, or winding up of, either Borrower and/or any third party or abstaining from so claiming, proving, accepting or transferring; or
(d)	any assignment or transfer by of, or any succession to, any of its rights relative to any Guaranteed Obligations or a Guarantee.

13.5	Transfer of benefit of security on Lender’s failure to pay. If any Lender fails to make any payment to the Agent for account of the Issuing Bank pursuant to Clause 13.1 on the due date then until that Lender’s failure has been remedied in full the Issuing Bank shall be entitled to:

(a)	the benefit of that Lender’s share of the Borrowers’ indemnity under Clause 12 and the benefit of all security then existing or thereafter created to secure the obligations of the Borrowers under this Agreement to which that Lender would have been entitled had it performed its obligations in full as aforesaid; and

(b)	that Lender’s rights to commissions and fees in respect of the Guarantee in respect of which it has failed to perform its obligations.

The rights conferred upon the Issuing Bank by this Clause 13.5 shall be in addition and without prejudice to its other rights against that Lender under this Clause 13.

14	CONDITIONS PRECEDENT

14.1	Documents, fees and no default. Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the first Drawdown Date, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on or before the first Drawdown Date, the Agent receives the fees referred to in Clause 25.1;

(c)	that, on or before each Drawdown Date after the first Advance, but prior to the making of that subsequent Advance, the Agent receives the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(d)	that, on or before the Drawdown Date of an Advance relating to the fifth instalment under a Shipbuilding Contract, the Agent receives the documents described in Part C of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(e)	that at the date of each Drawdown Notice and at each Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Advance;

(ii)	the representations and warranties in Clause 15.1 and those of either Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and
(f)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to the Drawdown Date.

14.2	Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit an Advance to be borrowed or the Guarantee Facility to be made available before certain of the conditions referred to in Clause 14.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

15	REPRESENTATIONS AND WARRANTIES

15.1	General. Each Borrower represents and warrants to each Creditor Party as follows.

15.2	Status. Each Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of Liberia.

15.3	Statutory capital and ownership. Each Borrower is authorised to issue 500 shares of no par value, all of which have been issued in registered form, and all such shares are legally and beneficially held by the Corporate Guarantor, free of any Security Interest.

15.4	Corporate power. Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Shipbuilding Contract to which it is a party, to purchase and pay for the relevant Ship under that Shipbuilding Contract and to register that Ship in its name under the relevant Approved Flag;

(b)	to execute the Finance Documents to which that Borrower is a party and the Master Agreement; and

(c)	to borrow under this Agreement, to enter into Permitted Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents and the Master Agreement.

15.5	Consents in force. All the consents referred to in Clause 15.4 remain in force and nothing has occurred which makes any of them liable to revocation.

15.6	Legal validity; effective Security Interests. The Finance Documents to which each Borrower is a party and the Master Agreement, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in those Finance Documents):

(a)	constitute that Borrower’s legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

15.7	No third party Security Interests. Without limiting the generality of Clause 15.6, at the time of the execution and delivery of each Finance Document:

(a)	each Borrower which is a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for a Permitted Security Interest) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

15.8	No conflicts. The execution by each Borrower of each Finance Document to which it is a party and the Master Agreement, and the borrowing by that Borrower of the Loan, and its compliance with each Finance Document to which it is a party and the Master Agreement will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of that Borrower; or

(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets.

15.9	No withholding taxes. All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

15.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

15.11	Information. All information which has been provided in writing by or on behalf of the Borrowers or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 16.5; all audited and unaudited financial statements which have been so provided satisfied the requirements of Clause 16.7; and there has been no material adverse change in the financial position or state of affairs of any Borrower or either Corporate Guarantor from that disclosed in the latest of those financial statements.

15.12	No litigation. No legal or administrative action involving either Borrower has been commenced or taken or, to either Borrower’s knowledge, is likely to be commenced or taken.

15.13	Validity and completeness of Shipbuilding Contracts. Each of the Shipbuilding Contracts constitutes valid, binding and enforceable obligations of the Seller and the Borrower which is party to it in accordance with its terms; and:

(a)	the copy of each Shipbuilding Contract delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)	no amendments or additions to any Shipbuilding Contract (other than those already advised to the Agent and which have been documented prior to the date of this Agreement) have been agreed nor has the Seller or the relevant Borrower waived any of their rights under any Shipbuilding Contract.

15.14	No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to any

Borrower, the Seller or any third party in connection with the purchase by the Borrower of the Ship to be purchased by it.

15.15	Compliance with certain undertakings. At the date of this Agreement, the Borrowers are in compliance with Clauses 16.2, 16.4, 16.9 and 16.13.

15.16	Taxes paid. Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower or, its business.

15.17	No money laundering. Without prejudice to the generality of Clause 3.3, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their respective obligations and liabilities under the Finance Documents to which each is a party and the Master Agreement, and the transactions and other arrangements effected or contemplated by the Finance Documents to which a Borrower is a party and the Master Agreement, the Borrowers confirm (i) that they are acting for their own account; (ii) that they will use the proceeds of the Loan for their own benefit, under their full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to control “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council).

15.18	No violations. Neither Borrower is a “national” of any “designated foreign country”, within the meaning of the Foreign Assets Control Regulations or the Cuban Asset Control Regulations of the U.S. Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, or a “specially designated national” listed by the Office of Foreign Assets Control (“OFAC”), the U.S. Department of the Treasury, or any regulations or rulings issued thereunder. Neither the making of an Advance nor the use of the proceeds thereof nor the performance by either Borrower of its obligations under any of the Finance Documents to which it is a party violates any statute, regulation or executive order restricting loans to, investments in, or the export of assets to, foreign countries or entities doing business there including but not limited to any provisions of regulations promulgated from time to time by the Office of Foreign Assets Control, U.S. Department of Treasury, or any Executive Order issued pursuant to the International Emergency Economic Powers Act (50 U.S.C. 1701 et seq.), the National Emergencies Act (50 U.S.C. 1601 et seq.), the Trading with the Enemy Act (50 U.S.C. App. 1 et seq.), or the Arms Export Control Act, as amended by the Nuclear Proliferation Prevention Act of 1994 (22. U.S.C. 2751 et seq.).

16	GENERAL UNDERTAKINGS

16.1	General. Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 16 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

16.2	Title; negative pledge. Each Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in the Shipbuilding Contract and each of the Refund Guarantees to which it is a party and in the Ship owned by it (following the delivery of the relevant Ship to the relevant Borrower on the relevant Delivery Date) and its Earnings and Insurances, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests; and

(b)	not create or permit to arise any Security Interest over any other asset, present or future.

16.3	No disposal of assets. Neither Borrower will transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions,

whether related or not or any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

16.4	No other liabilities or obligations to be incurred. Neither Borrower will incur any liability or obligation except:

(a)	liabilities and obligations under the Shipbuilding Contract and the Finance Documents and the Junior Finance Documents to which it is a party and the Master Agreement (but only in respect of Permitted Transactions and Junior Permitted Transactions); and

(b)	liabilities and obligations reasonably incurred in the ordinary course of owning and operating the Ship owned by it; and

(c)	Financial Indebtedness which is subordinated to the Secured Liabilities and in respect of which the relevant lender has assigned its rights in favour of the Security Trustee, in each case on terms in all respects satisfactory to the Agent (acting with the authorisation of the Majority Lenders).

16.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

16.6	Provision of financial statements. Each Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of that Borrower, the unaudited individual financial statements of that Borrower and shall procure that the Corporate Guarantor will send to the Agent as soon as possible, but in no event later than 180 days after the end of each financial year of the Corporate Guarantor, the audited consolidated financial statements of the Group; and

(b)	as soon as possible, but in no event later than 60 days after the end of each financial quarter of that Borrower, the unaudited individual financial statements of that Borrower, certified as true and correct by the chief financial officer of that Borrower, and shall procure that the Corporate Guarantor will send to the Agent as soon as possible, but in no event later than 60 days after the end of each financial quarter of the Corporate Guarantor, the unaudited consolidated financial statements of the Group, certified as true and correct by the chief financial officer of the Corporate Guarantor; and

(c)	quarterly, together with the financial statements referred to in paragraphs (a) and, as appropriate, (b) a compliance certificate signed by the chief financial officer of the Borrowers in the form attached as Schedule 6 (or in any other format which the Agent may reasonably approve) evidencing compliance with Clause 17.4 and also listing the Fair Market Value of each of the Ships which is subject to a Mortgage at that time.

16.7	Form of financial statements. All financial statements delivered under Clause 16.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP;

(b)	fairly represent the financial condition of the relevant company or companies (as the case may be) at the date of those financial statements and of its or their profits for the period to which those financial statements relate; and

(c)	fully disclose or provide for all significant liabilities of the relevant company or companies (as the case may be).

16.8	Shareholder and creditor notices. Each Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to that Borrower’s shareholders or any class of them.

16.9	Consents. Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for that Borrower to perform its obligations under any Finance Document to which it is a party and the Master Agreement;

(b)	for the validity or enforceability of any Finance Document to which it is a party and the Master Agreement;

(c)	for that Borrower to perform its obligations under, and to purchase the relevant Ship pursuant to, the Shipbuilding Contract to which it is a party;

and that Borrower will comply with the terms of all such consents.

16.10	Maintenance of Security Interests. Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document and the Master Agreement validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document or the Master Agreement with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document or the Master Agreement, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document or the Master Agreement to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

16.11	Notification of litigation. Each Borrower will provide the Agent with details of any legal or administrative action involving that Borrower, any Security Party, the Approved Manager or the Ship owned (or, as the case may be, to be acquired) by it, its Earnings or its Insurances as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

16.12	No amendment to Shipbuilding Contracts, Refund Guarantees and construction supervisor. Neither Borrower will agree to any amendment or supplement to, or waive or fail to enforce, the Shipbuilding Contract or any Refund Guarantee to which it is a party or any of its provisions other than as permitted under the Finance Documents. In addition, each Borrower shall procure that the construction supervisor of the Ship to be acquired by it is a company which is approved by the Agent (with the authorisation of all the Lenders).

16.13	Principal place of business. Each Borrower will maintain its principal place of business, and keep its corporate documents and records, at the address stated in Clause 34.2(a) and neither Borrower will establish, or do anything as a result of which it would be deemed to have a place of business in the United Kingdom or the United States of America.

16.14	Confirmation of no default. Each Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors or officers of that Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

16.15	Notification of default. Each Borrower will notify the Agent as soon as that Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will keep the Agent fully up-to-date with all developments.

16.16	Provision of further information. Each Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to that Borrower, the Ship owned (or, as the case may be, to be acquired) by it, its Earnings or its Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document or the Master Agreement;

which may be requested by the Agent, the Security Trustee, any Lender, the Issuing Bank or the Swap Bank at any time.

16.17	Provision of copies and translation of documents. Each Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrowers will provide a certified English translation prepared by a translator approved by the Agent.

16.18	“Know your customer” checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of either Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment of transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (iii), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents and the Master Agreement.

16.19	SAFE registration. Each Borrower shall procure that the Refund Guarantees and the Predelivery Security Assignments in respect thereof shall be duly registered in accordance with the State Administration of Foreign Exchange (SAFE) requirements of the People’s Republic of China within any requisite time limits.

16.20	No variation, release etc. of Permitted Charters. Neither Borrower shall, whether by a document, by conduct, by acquiescence or in any other way:

(a)	vary the Permitted Charter to which it is or is to be a party;

(b)	release, waive, suspend or subordinate or permit to be lost or impaired by interest or right forming part of or relating to the Permitted Charter to which it is or is to be party;

(c)	waive any person’s breach of the Permitted Charter to which it is or is to be a party; or

(d)	rescind or terminate the Permitted Charter to which it is a party or treat itself as discharged or relieved from further performance of any of its obligations or liabilities under the Permitted Charter to which it is or is to be a party.

16.21	No violations. Neither Borrower shall engage in any transactions that violate any statute, regulation or execution order as is referred to in Clause 15.18.

17	CORPORATE UNDERTAKINGS

17.1	General. Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 17 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

17.2	Maintenance of status. Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of Liberia.

17.3	Negative undertakings. Neither Borrower will:

(a)	carry on any business other than in relation to its acquisition of the Ship to be acquired by it under the relevant Shipbuilding Contract or, following the Delivery Date in respect thereof, the ownership, operation and chartering of that Ship;

(b)	pay or declare any dividend or make any other form of distribution at any time while:
(i)	the Equity Ratio is less than 30 per cent. ;

(ii)	the Security Cover is less than 140 per cent.; and/or

(iii)	an Event of Default or a Potential Event of Default has occurred which is continuing, or an Event of Default or Potential Event of Default would result from the payment of such dividend or from the making of such other form of distribution;
(c)	effect any form of redemption, purchase or return of share capital;

(d)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in that Borrower’s statutory capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms’ length;

(e)	open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents;

(f)	issue, allot or grant any person other than the Corporate Guarantor a right to any shares in its capital or repurchase or reduce its statutory share capital;

(g)	have any subsidiaries;

(h)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than Permitted Transactions and Junior Permitted Transactions; or

(i)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

17.4	Borrower’s minimum liquidity. Each Borrower shall ensure that, at the time the Ship owned by it is delivered to it and thereafter throughout the Security Period, it shall maintain a minimum balance on its Earnings Account of $750,000, provided that:

(a)	if the Security Cover on the relevant Delivery Date immediately following the delivery of a Ship to the relevant Borrower is equal to or greater than 115 per cent., the required minimum balance shall be reduced to $250,000 for the following 9 month period, but neither Borrower may withdraw any amount from its Earnings Account other than for the purposes listed in paragraphs (a) to (c) of the definition of “Surplus Earnings” until the balance of both Earnings Accounts has reached $750,000;

(b)	if, in the circumstances contemplated by Clause 17.4(a), on the date falling 9 months after the relevant Delivery Date the balance of either Earnings Account is less than $750,000, the Borrowers shall on that date deposit, or procure that there is deposited, in the Earnings Accounts such amount as is necessary to achieve a minimum balance of $750,000 on each Earnings Account; and

(c)	notwithstanding the foregoing provisions of this Clause 17.4, at all times when there is a beach of Clause 20.1, each Borrower shall maintain a minimum balance on its Earnings Account of $750,000 and shall promptly deposit, or procure that there is deposited, in the relevant Earnings Account any shortfall.

18	INSURANCE

18.1	General. Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 18 in respect of the Ship owned by that Borrower at all times during the Security Period (after the Ship in question has been delivered to that Borrower under the relevant Shipbuilding Contract) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

18.2	Maintenance of obligatory insurances. Each Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks;

(d)	risk of loss of Earnings; and

(e)	any other risks against which the Agent considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Agent be reasonable for that Borrower to insure and which are specified by the Agent by notice to that Borrower.

18.3	Terms of obligatory insurances. Each Borrower shall effect such insurances in respect of the Ship owned by it:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) an amount (which when aggregated with the equivalent amount for the other Ship (if subject to a Mortgage) is not less than 120 per cent. of the aggregate of the Loan and the Junior Loan and (ii) the market value of that Ship; and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the Ship’s full tonnage;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

18.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 18.3, each Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name the relevant Borrower as the sole named assured unless the interest of every other named assured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;
and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between the relevant Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

(b)	whenever the Agent requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the

Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if the Borrower concerned fails to do so.

18.5	Renewal of obligatory insurances. Each Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance effected by it:
(i)	notify the Agent of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Agent’s approval to the matters referred to in paragraph (i);
(b)	at least 14 days before the expiry of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Agent’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Agent in writing of the terms and conditions of the renewal.

18.6	Copies of policies; letters of undertaking. Each Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Agent and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 18.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Agent immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Agent, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Agent of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to a Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Agent.

18.7	Copies of certificates of entry. Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Agent with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Agent; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

18.8	Deposit of original policies. Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

18.9	Payment of premiums. Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Agent.

18.10	Guarantees. Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

18.11	Compliance with terms of insurances. Neither Borrower shall do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 18.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Agent has not given its prior approval;

(b)	neither Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)	each Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	neither Borrower shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

18.12	Alteration to terms of insurances. Neither Borrower shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

18.13	Settlement of claims. Neither Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and each Borrower shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

18.14	Provision of copies of communications. Each Borrower shall provide the Agent, at the time of each such communication, copies of all written communications between that Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.
18.15	Provision of information. In addition, each Borrower shall promptly provide the Agent (or any persons which it may designate) with any information which the Agent (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 18.16 or dealing with or considering any matters relating to any such insurances;

and the Borrowers shall, forthwith upon demand, indemnify the Agent in respect of all fees and other expenses incurred by or for the account of the Agent in connection with any such report as is referred to in paragraph (a).

18.16	Mortgagee’s interest and additional perils. The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance and a mortgagee’s interest marine insurance in such amounts (which, in relation to each Ship, shall be not less than the lower of (a) the Fair Market Value of that Ship and (b) an amount which when aggregated with the equivalent amount in respect of the other Ship shall not be less than 110 per cent. of the aggregate of the Loan and the Junior Loan), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrowers shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

19	SHIP COVENANTS

19.1	General. Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 19 in respect of the Ship owned by that Borrower at all times during the Security Period (after the Ship in question has been delivered to that Borrower under the relevant Shipbuilding Contract) except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

19.2	Ships’ name and registration. Each Borrower shall keep the Ship owned by it registered in its name under the relevant Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name of the Ship owned by it.

19.3	Repair and classification. Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain that Ship’s class specified in Article 1.2 of the relevant Shipbuilding Contract free of overdue recommendations and conditions; and

(c)	so as to comply with all laws and regulations applicable to vessels registered under that Ship’s Approved Flag (or any other port of registry of the Ship in question at which it may be registered in accordance with the provisions of the Finance Documents) or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

19.4	Modification. Neither Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

19.5	Removal of parts. Neither Borrower shall remove any material part of the Ship owned by it, or any item of equipment installed on that Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of the Borrower concerned and subject to the security constituted by the relevant Mortgage Provided that an Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

19.6	Surveys. Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Agent, provide the Agent with copies of all survey reports.

19.7	Inspection. Each Borrower shall permit the Agent (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

19.8	Prevention of and release from arrest. Each Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, its Earnings or its Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, its Earnings or its Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, its Earnings or its Insurances;

and, forthwith upon receiving notice of the arrest of that Ship, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require within 30 days of such arrest or detention.

19.9	Compliance with laws etc. Each Borrower shall:

(a)	comply, or procure compliance, with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Borrower;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code or the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless the prior written consent of the Agent has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Agent may require.

19.10	Provision of information. Each Borrower shall promptly provide the Agent with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings of the Ship owned by it and payments and amounts due to that Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages;

(e)	compliance by that Borrower, the Ship owned by it or the Approved Manager with the ISM Code and/or the ISPS Code,

and, upon the Agent’s request, provide copies of any current charter relating to the Ship owned by it and of any current charter guarantee, and copies of that Ship’s Safety Management Certificate and the Borrower’s or (as the case may be) the Approved Manager’s Document of Compliance.

19.11	Notification of certain events. Each Borrower shall immediately notify the Agent by fax, confirmed forthwith by letter, of:

(a)	any casualty to the Ship owned by it which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against that Borrower or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Manager or otherwise in connection with the Ship owned by it;

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with; or

(i)	any period during which the Ship is off hire in excess of 10 days;

and that Borrower shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall require of that Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

19.12	Restrictions on chartering, appointment of managers etc. Neither Borrower shall:

(a)	let the Ship owned by it on demise charter for any period;

(b)	other than a Permitted Charter, enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

(c)	enter into any charter in relation to the Ship owned by it under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(e)	appoint a manager of the Ship owned by it other than an Approved Manager or agree to any alteration to the terms of an Approved Manager’s appointment;

(f)	de-activate or lay up that Ship; or

(g)	put the Ship owned by it into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $250,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

19.13	Notice of Mortgage. Each Borrower shall keep the Mortgage relating to the Ship owned by it registered against that Ship as a valid first preferred or (as the case may be) priority mortgage, carry on board that Ship a certified copy of that Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.

19.14	Sharing of Earnings. Neither Borrower enter into any agreement or arrangement for the sharing of any Earnings.

19.15	ISPS Code. Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for that Ship and ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

19.16	Violations. Without limitation to the provisions of Clause 16.21, neither Borrower shall enter into any charter or management agreement or any other contract relating to the employment or operation of the Ship owned by it that violates any statute, regulation or execution order as is referred to in Clause 15.18.

20	SECURITY COVER

20.1	Minimum required security cover. Clause 20.2 applies if (after a Ship has been delivered) the Agent notifies the Borrowers that the Security Cover is:

(a)	for the period up to and including the date falling 24 months after the final Delivery Date, below 115 per cent.;

(b)	thereafter up to and including the date falling 36 months after the final Delivery Date, below 120 per cent.;

(c)	thereafter up to and including the date falling 48 months after the final Delivery Date, below 125 per cent.; and

(d)	thereafter below 130 per cent.

20.2	Provision of additional security; prepayment. If the Agent serves a notice on the Borrowers under Clause 20.1:

(a)	in the case of a notice served in relation to Clause 20.1(a):
(i)	until the date falling 6 months after the date on which the breach is remedied (provided that no further breach of Clause 20.1(a) has occurred in respect of which notice been served on the Borrower under this Clause 20.2 in the interim), the provisions of Clause 17.3(b) shall apply; and

(ii)	until the breach is remedied, Surplus Earnings shall be applied in prepayment of the Loan promptly following calculation thereof in respect of each 3 month period ending on a Repayment Date;
(b)	in the case of a notice served in relation to paragraphs (b) to (d) of Clause 20.1 the Borrowers shall, within 1 month after the date on which the Agent’s notice is served, either:
(i)	provide, or ensure that a third party provides, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require, such security to remain in place for a period of not less than 6 months after the relevant shortfall has been remedied and provided that any release of such security would not give rise to a further shortfall; or

(ii)	prepay such part (at least) of the Loan as will eliminate the shortfall.

20.3	Valuation of Ships. The Fair Market Value of each Ship shall be determined at delivery and at least 6 monthly thereafter and at any date is the average of that shown by 2 valuations each prepared:

(a)	as at a date not more than 28 days previously;

(b)	by an independent sale and purchase shipbroker which the Agent has approved or appointed for the purpose;

(c)	with or without physical inspection of that Ship (as the Agent may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment;

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

20.4	Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 20.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 20.3.

20.5	Valuations binding. Any valuation under Clause 20.2, 20.3 or 20.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

20.6	Provision of information. The Borrowers shall promptly provide the Agent and any shipbroker or expert acting under Clause 20.3 or 20.4 with any information which the Agent or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

20.7	Payment of valuation expenses. Without prejudice to the generality of the Borrowers’ obligations under Clauses 25.2, 25.3 and 26.3, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause 20 and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause 20.

20.8	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 20.2(b)(ii).

21	PAYMENTS AND CALCULATIONS

21.1	Currency and method of payments. All payments to be made by the Lenders or by either Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by any Borrower to the Agent, to such account as the Agent may from time to time notify to the Borrowers and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

21.2	Payment on non-Business Day. If any payment by any Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

21.3	Basis for calculation of periodic payments. All interest and fees and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

21.4	Distribution of payments to Creditor Parties. Subject to Clauses 21.5, 21.6 and 21.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Issuing Bank, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, the Issuing Bank, the Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as that Lender, the Issuing Bank, the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Creditor Parties generally shall be distributed by the Agent to each Creditor Party pro rata to the amount in that category which is due to it.

21.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, the Issuing Bank or the Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender, the Issuing Bank or the Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender, the Issuing Bank or the Swap Bank to pay on demand.

21.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to any Borrower or any Lender or the Issuing Bank or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to that Borrower or that Lender or the Issuing Bank or the Swap Bank until the Agent has satisfied itself that it has received that sum.

21.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to a Borrower or a Lender or the Issuing Bank or the Swap Bank, without first having received that sum, that Borrower or (as the case may be) the other party concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

21.8	Agent may assume receipt. Clause 21.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

21.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

21.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee, each Lender, the Issuing Bank and the Swap Bank from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

21.11	Accounts prima facie evidence. If any accounts maintained under Clauses 21.9 and 21.10 show an amount to be owing by a Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

22	APPLICATION OF RECEIPTS

22.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Trustee under the Finance Documents;

(b)	SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document;

(e)	FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 22.1(a), (b), (c) and (d);

(f)	SIXTHLY: in or towards satisfaction of any amounts then due and payable under the Master Agreement which relate to Permitted Transactions; and

(g)	SEVENTHLY: in retention of an amount equal to any amount not then due and payable under the Master Agreement which relate to Permitted Transactions but which the Swap Bank, by notice to the Agent, the Borrower and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 22.1(f); and

(h)	EIGHTHLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

22.2	Variation of order of application. The Agent may, with the authorisation of the Majority Lenders, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 22.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

22.3	Notice of variation of order of application. The Agent may give notices under Clause 22.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

22.4	Appropriation rights overridden. This Clause 22 and any notice which the Agent gives under Clause 22.2 shall override any right of appropriation possessed, and any appropriation made, by any Borrower or any Security Party.

23	APPLICATION OF EARNINGS; SWAP PAYMENTS

23.1	Payment of Earnings and swap payments. Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period:

(a)	(subject only to the provisions of the General Assignments) all the Earnings of each Ship are paid to the Earnings Account in the name of that Borrower; and

(b)	all payments by the Swap Bank to the Borrowers under each Permitted Transaction are paid to the Retention Accounts.

23.2	Monthly retentions. The Borrowers undertake with each Creditor Party to ensure that, in respect of each Tranche, in each calendar month of the Security Period after the Ship to which the Tranche in question relates has been delivered to the relevant Borrower under the relevant Shipbuilding Contract, on such dates as the Agent may from time to time specify, there is transferred to the relevant Retention Account out of the Earnings of that Ship received in the relevant Earnings Account during the preceding calendar month:

(a)	one-third of the amount of the repayment instalment relative to the Tranche in question falling due under Clause 8 on the next Repayment Date relative to that Tranche; and

(b)	the relevant fraction of the aggregate amount of interest on the Tranche which is payable on the next due date for payment of interest under this Agreement (reduced by the amount of any payment from the Swap Bank due to the Borrowers in respect of Permitted Transactions on the same date); and

(c)	the relevant fraction of the amount which is payable by the Borrowers to the Swap Bank in respect of each continuing Permitted Transaction on the next due date for payment of such amount under the relevant Confirmation.

The “relevant fraction”, in relation to paragraph (b), is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period relative to that Tranche (or, if the period is shorter, the number of months from the later of the commencement of the current Interest Period relative to that Tranche or the last due date for payment of interest to the next due date for payment of interest under this Agreement) and, in relation to paragraph (c), is a fraction of which the numerator is one and the denominator is the number of months between fixed rate payments specified in the relevant Confirmation.

23.3	Shortfall in Earnings. If the aggregate Earnings received in the Earnings Accounts are insufficient in any month for the required amount to be transferred to the Retention Accounts under Clause 23.2, the Borrowers shall make up the amount of the insufficiency on demand from the Agent; but, without thereby prejudicing the Agent’s right to make such demand at any time, the Agent may, if so authorised by the Majority Lenders, permit the Borrowers to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 23.2 from the Earnings received in the next or subsequent months.

23.4	Application of retentions. Until an Event of Default or a Potential Event of Default occurs, the Agent shall on each Repayment Date and on each due date for the payment of interest under this Agreement distribute to the Lenders in accordance with Clause 21.4 so much of the then balance on the Retention Accounts as equals:

(a)	the repayment instalment due on that Repayment Date; or

(b)	the amount of interest payable on that interest payment date;

in discharge of the Borrowers’ liability for that repayment instalment or that interest.

23.5	Interest accrued on Retention Accounts. Any credit balance on each Retention Account shall bear interest at the rate from time to time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Agent likely to remain on that Retention Account. Interest on each Retention Account shall be credited to the relevant Retention Account but shall not be released to the Borrowers until the end of the Security Period.

23.6	Location of accounts. Each Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Accounts and the Retention Accounts (or any of them);

(b)	execute (or procure the execution of) any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts and the Retention Accounts (or any of them).

23.7	Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit either Earnings Account or either Retention Account without prior notice in order to discharge any amount due and payable under Clause 25 or 26 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 25 or 26.

23.8	Borrowers’ obligations unaffected. The provisions of this Clause 23 (as distinct from a distribution effected under Clause 23.4) do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.

24	EVENTS OF DEFAULT

24.1	Events of Default. An Event of Default occurs if:

(a)	a Relevant Person fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document or under the Master Agreement; or

(b)	any breach occurs of Clause 14.2, 16.2, 16.3, 17.2 , 17.3 17.4, 18.2, 18.3 or 20.2 or of clauses 11.13 or 11.16 of the Corporate Guarantee; or

(c)	any breach by a Relevant Person occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied 10 days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by a Relevant Person occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, a Relevant Person in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:
(i)	any such Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any such Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any such Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any such Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any such Financial Indebtedness of a Relevant Person becomes enforceable; or
(g)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes, in the reasonable opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant

Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than a Borrower or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or
(h)	a Relevant Person ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement and/or the Corporate Guarantee; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)	for a Relevant Person to discharge any liability under a Finance Document to which it is a party or to comply with any other obligation which the Majority Lenders consider material under a Finance Document to which it is a party; or

(ii)	for a Creditor Party to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)	any consent necessary to enable any Borrower to own, operate or charter the Ship owned by it (following that Ship’s delivery to that Borrower) or to enable a Relevant Person to comply with any provision which the Majority Lenders consider material of a Finance Document or a Shipbuilding Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	either Borrower ceases to be a wholly-owned subsidiary of the Corporate Guarantor; or

(l)	the Corporate Guarantor (without the prior written consent of all of the Lenders) ceases to be a listed company on NASDAQ or other stock exchange acceptable to the Agent; or

(m)	the legal and beneficial shareholding of the AMT Purchaser in the Corporate Guarantor falls below 10 per cent. of the voting share capital of the Corporate Guarantor; or

(n)	the legal and beneficial shareholdings of Michael Zolotas and Nicholas Fistes together in the AMT Purchaser falls below 50.1 per cent. of the voting share capital of the AMT Purchaser; or

(o)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(p)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(q)	without limitation to the generality of the foregoing provisions of this Clause 24.1, any Permitted Charter is terminated; or

(r)	without limitation to the generality of the foregoing provisions of this Clause 24.1, any breach occurs which is material (in the opinion of the Agent acting on the instructions of the Majority Lenders) of the terms and conditions of the terms relating to the issue and acquisition of the Bonds and/or a repurchase of any notes at the option of the holders occurs under article 14 of the indenture dated 13 October 2009 relating to the Bonds or as a result of a Fundamental Change (as that term is defined in said indenture);

(s)	any management agreement in relation to a Ship made between the relevant Borrower and the Approved Manager is terminated without the prior written consent of the Lenders;

(t)	without limitation to the generality of the foregoing provisions of this Clause 24.1, either Ship is arrested or otherwise detained and is not released from such arrest or detention within 30 days;

(u)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	an adverse change in the financial position, state of affairs or prospects of any Relevant Person; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person;
in the light of which the Majority Lenders consider that there is a significant risk that any of the Borrowers or the Corporate Guarantors is, or will later become, unable to discharge its liabilities under the Finance Documents and the Master Agreement as they fall due.

24.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:
(i)	serve on the Borrowers a notice stating that the Commitments, the Guarantee Facility Commitments and all other obligations of the Lenders and the Issuing Bank to the Borrowers under this Agreement are terminated and requiring the Borrowers to pay to the Agent the amount due under Clause 12.7; and/or

(ii)	serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Issuing Bank and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law; and/or
(b)	the Security Trustee may, and if so instructed by the Agent acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee and/or the Agent and/or the Issuing Bank and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.

24.3	Termination of Commitments. On the service of a notice under Clause 24.2(a)(i), the Commitments, the Guarantee Facility Commitments and all other obligations of the Issuing Bank and each Lender to the Borrowers under this Agreement shall terminate.

24.4	Acceleration of Loan. On the service of a notice under Clause 24.2(a)(ii), the Loan and all amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

24.5	Multiple notices; action without notice. The Agent may serve notices under Clauses 24.2(a)(i) or (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 24.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

24.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Issuing Bank, the Swap Bank, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 24.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide any Borrower or any Security Party with any form of claim or defence.

24.7	Rights unimpaired. Nothing in this Clause 24 shall be taken to impair or restrict the exercise of any right given to individual Lenders or the Issuing Bank or the Swap Bank under a Finance Document or given to any of them under the general law; and, in particular, this Clause 24.7 is without prejudice to Clause 2.1.

24.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to a Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

24.9	Interpretation. In Clause 24.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 24.1(g) “petition” includes an application.

24.10	Position of Swap Bank. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 24, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.

25	FEES AND EXPENSES

25.1	Arrangement, commitment, guarantee and agency fees. The Borrowers shall pay to the Agent:

(a)	an agency fee at the times and of an amount previously agreed in writing between the Agent and the Borrowers;

(b)	an arrangement fee at the times and of an amount previously agreed in writing between the Agent and the Borrowers for distribution among the Lenders in the proportions agreed between the Agent and the Lenders;

(c)	quarterly in arrears during the period from the date of this Agreement to the earlier of (i) the final Drawdown Date and (ii) the end of the Availability Period for the account of the Lenders, a commitment fee at the rate previously agreed in writing between the Agent and the Borrowers on the undrawn amount of the Total Commitments (which, for the avoidance of doubt, shall not include any Guarantee facility Commitment), for distribution among the Lenders pro rata to their Commitments; and

(d)	quarterly in advance for the period from the date of this Agreement to the date on which the relevant Guaranteed Obligations are reduced to zero for the account of the Lenders, a guarantee fee at the rate previously agreed in writing between the Agent and the Borrowers, for distribution among the Lenders pro rata to their Guarantee Facility Outstandings.

25.2	Costs of negotiation, preparation etc. The Borrowers shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

25.3	Costs of variations, amendments, enforcement etc. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 20 or any other matter relating to such security; or

(d)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (c) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

25.4	Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

25.5	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 25 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

26	INDEMNITIES

26.1	Indemnities regarding borrowing and repayment of Loan. Without prejudice to the Borrowers’ indemnity contained in Clause 12, the Borrowers shall fully indemnify the Agent, the Issuing Bank and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for it for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period applicable to it;

(c)	any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 24;

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

26.2	Breakage costs. Without limiting its generality, Clause 26.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

26.3	Miscellaneous indemnities. The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter;

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 26.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

26.4	Currency indemnity. If any sum due from either Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against either Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 26.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 26.4 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

26.5	Application to Master Agreement. For the avoidance of doubt, Clause 26.4 does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with the Master Agreement as to which sums the relevant provisions of the Master Agreement shall apply.

26.6	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 26 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

26.7	Sums deemed due to a Lender. For the purposes of this Clause 26 a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

27	NO SET-OFF OR TAX DEDUCTION

27.1	No deductions. All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.

27.2	Grossing-up for taxes. If a Borrower is required by law to make a tax deduction from any payment:

(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

27.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

27.4	Exclusion of tax on overall net income. In this Clause 27 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

27.5	Tax credit. A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which a Borrower has made an increased payment under Clause 27.2 shall pay to that Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from that Borrower in respect of which that Borrower made the increased payment:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)	nothing in this Clause 27.5 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)	nothing in this Clause 27.5 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower concerned had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 27.5 shall be conclusive and binding on the Borrowers and the other Creditor Parties.

27.6	Application to Master Agreement. For the avoidance of doubt, Clause 27 does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deducting or Withholding for Tax) of that Master Agreement shall apply.

28	ILLEGALITY, ETC

28.1	Illegality. This Clause 28 applies if a Lender or the Issuing Bank (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

28.2	Notification of illegality. The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee, the Issuing Bank and the other Lenders of the notice under Clause 28.1 which the Agent receives from the Notifying Lender.

28.3	Effect of illegality. On the Agent notifying the Borrower under Clause 28.2:

(a)	the Notifying Lender’s Commitment shall terminate;

(b)	the Borrower shall use its best endeavours to procure the prompt cancellation of the liability for the Notifying Lender’s Current Percentage of the Outstanding Guarantee Amounts under the Guarantees; and

(c)	thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 28.1 as the date on which the notified event would become effective the Borrowers shall pay to the Agent for the account of the Notifying Lender the amount due under Clause 12.7 and shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

28.4	Mitigation. If circumstances arise which would result in a notification under Clause 28.1 then, without in any way limiting the rights of the Notifying Lender under Clause 28.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

29	INCREASED COSTS

29.1	Increased costs. This Clause 29 applies if a Lender or the Issuing Bank (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Notifying Lender’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

29.2	Meaning of “increased cost”. In this Clause 29, “increased cost” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment, its Guarantee Facility Commitment, its Contribution or its Guarantee Facility Outstandings or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or its Guarantee Facility Outstandings or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or Guarantee Facility Outstandings or the proportion of that cost attributable to its Contribution or its Guarantee Facility Outstandings; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 26.1 or by Clause 27.

Any item arising from matters set out in the Basle II Accord in the form finally implemented by the applicable authorities shall be included to the extent and according to the timetable provided for.

For the purposes of this Clause 29.2, the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

29.3	Notification to Borrowers of claim for increased costs. The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 29.1.

29.4	Payment of increased costs. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

29.5	Notice of prepayment. If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 29.4, the Borrowers may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution, cancel the Notifying Lender’s Available Guarantee Facility Commitments and procure the cancellation of the Notifying Lender’s Guarantee Facility Outstandings.

29.6	Prepayment; termination of Commitment. A notice under Clause 29.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment and the Available Guarantee Facility Commitment of the Notifying Lender shall be cancelled;

(b)	the Borrowers shall procure the cancellation of the liability for the Guarantee Facility Outstandings of the Notifying Lender on the date specified in its notice of intended prepayment; and

(c)	on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin plus the Mandatory Cost (if any).

29.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

30	SET-OFF

30.1	Application of credit balances. Each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrowers (or either of them) at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers (or either of them) to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrowers (or either of them);

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
30.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 30.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

30.3	Sums deemed due to a Lender. For the purposes of this Clause 30, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

30.4	No Security Interest. This Clause 30 gives the Creditor Parties a contractual right of set-off only and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.

31	TRANSFERS AND CHANGES IN LENDING OFFICES

31.1	Transfer by Borrowers. Neither Borrower may, without the consent of the Agent, given on the instruction of all the Lenders, transfer any of its rights, liabilities or obligations under any Finance Document.

31.2	Transfer by a Lender. Subject to Clause 31.4 a Lender (the “Transferor Lender”) may at any time, without needing the consent of either Borrower or any Security Party cause:

(a)	its rights in respect of all or part of its Contribution (being a minimum of $1,000,000 or a higher integral multiple of $500,000); or

(b)	its obligations in respect of all or part of its Commitment (being a minimum of $1,000,000 or a higher integral multiple of $500,000); or

(c)	a combination of (a) and (b);

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or financial assets (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

A Lender may not transfer any of its rights, liability or obligations in respect of its Guarantee Facility Commitment or its Guarantee Facility Outstandings without the written consent of the Agent.

31.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Trustee, each of the other Lenders, the Issuing Bank and the Swap Bank;

(b)	on behalf of the Transferee Lender, send to each Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

31.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 31.3 on or before that date.

31.5	No transfer without Transfer Certificate. Except as provided in Clause 31.16, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, either Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

31.6	Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

31.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which any Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the Transferor Lender, assuming that any defects in the Transferor Lender’s title and any rights or equities of either Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 25, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of either Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

31.8	Maintenance of register of Lenders. During the Security Period, the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 31.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days prior notice.

31.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

31.10	Authorisation of Agent to sign Transfer Certificates. Each Borrower, the Security Trustee, each Lender, the Issuing Bank and the Swap Bank irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

31.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,000 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

31.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, either Borrower, any Security Party or any other Creditor Party; and the Lenders may assign in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety which has become subrogated to them.

31.13	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

31.14	Notification. On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

31.15	Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrowers, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrowers, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

31.16	Security over Lenders’ rights. In addition to the other rights provided to the Lenders under this Clause 31, each Lender may without consulting with or obtaining consent from either Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by either Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
32	CONFIDENTIALITY

32.1	Confidential Information. Each Creditor Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clauses 32.2 and 32.3, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

32.2	Disclosure of Confidential Information. Any Creditor Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, profession advisers, auditors, partners and Representatives such Confidential Information as that Creditor Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and/or the Master Agreement and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Master Agreement and/or either Borrower and/or any Security Party and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Creditor Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents and/or the Master Agreement on its behalf (including, without limitation, any person appointed by such Creditor Party for such purpose);

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 31.16;

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a party to this Agreement; or

(ix)	with the consent of the Borrowers,
in each case, such Confidential Information as that Creditor Party shall consider appropriate;

(c)	to any person appointed by the Creditor Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents and/or the Master Agreement including without limitation, in relation to the trading of participations in respect of the Finance Documents and/or the Master Agreement, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c);

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents, the Master Agreement, the Borrowers and/or the Security Parties.

32.3	Disclosure to numbering service providers

(a)	Any Creditor Party may disclose to any national or international numbering service provider appointed by that Creditor Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more of the Borrowers and/or the Security Parties the following information:
(i)	names of the Borrowers and the Security Parties;

(ii)	country of domicile of the Borrowers and the Security Parties;

(iii)	place of incorporation of the Borrowers and the Security Parties;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	the final Repayment Date;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Creditor Party and the Borrowers, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The parties to this Agreement acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more of the Borrowers and/or the Security Parties by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Borrower represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrowers, the Security Parties and the other Creditor Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more of the Borrowers and/or the Security Parties; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more of the Borrowers and/or the Security Parties by such numbering service provider.
32.4	Entire agreement. This Clause 32 constitutes the entire agreement between the parties to this Agreement in relation to the obligations of the Creditor Parties under the Finance Documents and the Master Agreement regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

32.5	Inside Information. Each of the Creditor Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Creditor Parties undertakes not to use any Confidential Information for any unlawful purpose.

32.6	Notification of disclosure. Each of the Creditor Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers and the Security Parties:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 32.2 except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of Clause 32.

32.7	Continuing obligations. The obligations of this Clause 32 are continuing and, in particular, shall survive and remain binding on each Creditor Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Borrowers and the Security Parties under or in connection with the Finance Documents and the Master Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Creditor Party otherwise ceases to be a Creditor Party.

33	VARIATIONS AND WAIVERS

33.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 33.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, the Issuing Bank and the Swap Bank, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

33.2	Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 33.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	an increase to any Lender’s Commitment;

(d)	a change to the definition of “Majority Lenders”;

(e)	a change to Clause 3 or this Clause 33;

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

33.3	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 33.1 and 33.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

34	NOTICES

34.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

34.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrowers:	c/o NewLead Shipping S.A.
83 Akti Miaouli
Flessa Street
185 35 Piraeus
Greece

Fax No: +30 213 014 8609
Attn: Chief Financial Officer

(b)	to a Lender:	At the address next to its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent, the Security Trustee and the Issuing Bank	New Uberior House
11 Earl Grey Street
Edinburgh EH3 9BN

Fax No: +44 (0) 20 7158 3273
Attn: Director, Marine Finance

(d)	to the Swap Bank	33 Old Broad Street
London EC2N 1HZ
England

Fax No: +44 (0) 20 7574 8133
Attn: General Counsel and Head of Legal
or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders, the Issuing Bank, the Swap Bank and the Security Parties.

34.3	Effective date of notices. Subject to Clauses 34.4 and 34.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

34.4	Service outside business hours. However, if under Clause 34.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 34.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

34.5	Illegible notices. Clauses 34.3 and 34.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

34.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

34.7	Electronic communication. Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

34.8	English language. Any notice under or in connection with a Finance Document shall be in English.

34.9	Meaning of “notice”. In this Clause 34, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

35	JOINT AND SEVERAL LIABILITY

35.1	General. All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 35.2, joint.

35.2	No impairment of Borrower’s obligations. The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	any Lender or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	any Lender or the Security Trustee releasing any other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

35.3	Principal debtors. Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and neither Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.

35.4	Subordination. Subject to Clause 35.5, during the Security Period, neither Borrower shall:

(a)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

35.5	Borrower’s required action. If during the Security Period, the Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 35.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent’s notice.

36	SUPPLEMENTAL

36.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

36.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

36.3	Counterparts. A Finance Document may be executed in any number of counterparts.

36.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

37	LAW AND JURISDICTION

37.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

37.2	Exclusive English jurisdiction. Subject to Clause 37.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

37.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 37.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the rights:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

Neither Borrower shall commence any proceedings in any country other than England in relation to a Dispute.

37.4	Process agent. Each Borrower irrevocably appoints HFW Nominees Limited at its registered office for the time being, presently at Marlow House, Lloyd’s Avenue, London EC3N 3AL, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

37.5	Creditor Party rights unaffected. Nothing in this Clause 37 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

37.6	Meaning of “proceedings”. In this Clause 37, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
LENDERS AND COMMITMENTS

			Guarantee
			Facility
		Commitment	Commitment (US
Lender	Lending Office	(US Dollars)	Dollars)

Bank of Scotland plc	New Uberior House	$25,470,000	$11,576,115
	11 Earl Grey Street
	Edinburgh EH3 9BN

	Fax No: (0)20 71583273
	Attn: Director, Marine Finance

BTMU Capital Corporation	111 Huntington Avenue Suite 400	$25,470,000	$11,576,115
	Boston MA 02199
	USA

	Fax No: +1 617 345 5153
	Attn: Sandra Ironfield (Loan
	Administration Department)
	Elina Holbrook (Credit
	Administration Department)

The Governor and Company of the Bank of Ireland	Head Office Lower Baggot Street Dublin 2 Ireland Fax No: +353 1604 4731/1611 5411 Attn: Stephen Donnelly/Kim Jones	$15,725,666	$7,147,770

SCHEDULE 2
DRAWDOWN NOTICE
To:	Bank of Scotland plc New Uberior House 11 Earl Grey Street Edinburgh EH3 9BN
Attention: Director, Marine Finance
[date]
DRAWDOWN NOTICE
1	We refer to the facility agreement (the “Facility Agreement”) dated [•] 2010 and made between ourselves, as Borrowers, the Lenders referred to therein, the Lead Arrangers and Underwriters referred to therein and yourselves as Agent, Security Trustee, Issuing Bank and Swap Bank in connection with a loan facility of up to US$66,666,666 and a guarantee facility of up to US$30,300,000. Terms defined in the Facility Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:

(a)	Amount: Advance of US$[•] to [finance][refinance] the [•] instalment under the Shipbuilding Contract in relation to hull no. [•]];

(b)	Drawdown Date: [•];

(c)	Duration of the first Interest Period shall be [•] months;

(d)	Payment instructions: to the [relevant Earnings Account] for further remittance to the account of [•] and numbered [•] with [•] of [•] with value date of [•].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 15 of the Facility Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.
[Name of Signatory]

for and on behalf of
Ayasha Trading Corporation
Bethune Properties S.A.

SCHEDULE 3
CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in Clause 14.1(a).
1	A duly executed original of the Master Agreement and of each Finance Document (other than those referred to in Part C) and of each document required to be delivered by each Finance Document.

2	Copies of the certificate of incorporation and constitutional documents of each Borrower and each Security Party and, if applicable, a goodstanding certificate for each such corporation.

3	Copies of resolutions of the directors and, if required, the shareholders of each Borrower and each Security Party authorising the execution of each of the Finance Documents to which that Borrower or that Security Party is a party and the Master Agreement and, in the case of each Borrower, ratifying the Shipbuilding Contract and the Permitted Charter to which that Borrower is a party.

4	The original of any power of attorney under which any Finance Document or the Master Agreement is executed on behalf of any Borrower or any Security Party.

5	Copies of all consents which any Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document, the Master Agreement or any Shipbuilding Contract.

6	A copy of each Shipbuilding Contract, each Refund Guarantee relative to the first instalment of the Contract Price under each Shipbuilding Contract, the Refund Guarantee relative to the second instalment of the Contract Price under the Shipbuilding Contract in relation to Ship 1 and each Permitted Charter.

7	Security for the 50 per cent. of the fourth instalment of the Contract Price payable under each Shipbuilding Contract which is not to be funded by an Advance to be provided in the form of either (a) an irrevocable letter of credit from a first class bank acceptable to the Lenders in the amount of $5,000,000 in respect of each Ship in favour of the Security Trustee or (b) a cash deposit of $5,000,000 in respect of each Ship to be paid into the Retention Account in the name of the relevant Borrower by or on behalf of the Borrowers and which is to be maintained to the credit of that Retention Account until the relevant Advance has been made on the relevant Drawdown Date.

8	Satisfactory resolution between the Borrowers and the Seller as to the release of the existing payment guarantees issued by Bhatia International Ltd. to the Seller in accordance with the terms of the Shipbuilding Contracts.

9	Details of the pre-delivery supervision arrangements (including the identity of the construction supervisor) in respect of each Shipbuilding Contract.

10	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts and the Retention Accounts.

11	Evidence as to the ultimate beneficial ownership of the Corporate Guarantor.

12	Such documents as any of the Lenders may require for its “know your customer” and other customary money laundering checks.

13	A letter from the Borrowers to the Agent in a form approved by the Agent setting out the Borrowers’ interest rate hedging strategy.

14	Evidence that the Junior Loan Agreement is in the Agreed Form and has been or will be entered into by the parties thereto on the date of this Agreement.

15	Documentary evidence that the agent for service of process named in Clause 37 has accepted its appointment.

16	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Liberia, China, Bermuda and such other relevant jurisdictions as the Agent may require.

17	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B
The following are the documents referred to in Clause 14.1(c):
1	A copy of the Refund Guarantee relative to the relevant instalment of the Contract Price under the relevant Shipbuilding Contract.

2	A duly executed original of the notice of assignment of Refund Guarantee in respect of the relevant Refund Guarantee under the relevant Predelivery Security Assignment together with evidence that the Refund Guarantor has agreed to execute the acknowledgement in respect thereof in agreed form.

3	Evidence (which shall include a copy of the relevant invoice or invoices) that the instalment under the Shipbuilding Contract to be financed by the Advance is due for payment.

4	In relation to an Advance in respect of an instalment of the Contract Price due under a Shipbuilding Contract, evidence that the Seller has been paid or will be paid that part of the relevant instalment to be financed by the relevant Advance which is not itself financed by that Advance.

5	Evidence of SAFE registration of the relevant Refund Guarantee and Predelivery Security Assignment.

6	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of China and such other relevant jurisdictions as the Agent may require.

PART C
The following are the documents referred to in Clause 14.1(d).
1	A duly executed original of the Mortgage and the General Assignment in respect of the Ship to which the Advance relates and (if not already executed) of the Earnings Accounts Security Deed and the Retention Accounts Security Deed.

2	To the extent not already covered by the documents referred to in Part A paragraphs 2, 3, 4 and 5, copies (or, in the case of powers of attorney, originals) of those documents authorising the execution of the Finance Documents referred to in Part B paragraph 1 above and all consents in connection therewith.

3	Documentary evidence that:

(a)	the Ship in question has been unconditionally delivered by the Seller to, and accepted by, the Borrower under the relevant Shipbuilding Contract, and the full purchase price payable under that Shipbuilding Contract (in addition to the part to be financed by the Loan) has been duly paid;

(b)	the Ship in question has been unconditionally delivered by the Borrower to, and accepted by, the relevant Charterer under the relevant Permitted Charter.

(c)	the Ship in question is definitively and permanently registered in the name of the relevant Borrower under an Approved Flag;

(d)	the Ship in question is in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance Documents;

(e)	the Ship in question maintains the required class free of all recommendations and conditions;

(f)	the Mortgage over the Ship in question has been duly recorded against the relevant Ship as a valid first preferred or (as the case may be) priority ship mortgage in accordance with the laws of that Ship’s Approved Flag state; and

(g)	the Ship in question is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

4	Documents establishing that the Ship in question will, as from the relevant Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lenders, together with:

(a)	a letter of undertaking executed by the Approved Manager in favour of the Agent in the terms required by the Agent agreeing certain matters in relation to the management of the Ship and subordinating the rights of the Approved Manager against the Ship and its Insurances and the Borrower to the rights of the Creditor Parties under the Finance Documents; and

(b)	copies of the Approved Manager’s Document of Compliance and of the Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and ISSC.

5	Copies of such flag state and class records as the Agent may request.

6	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the relevant Ship’s Approved Flag state, Liberia, China and such other relevant jurisdictions as the Agent may require.

7	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Ship in question as the Agent may require.

8	A favourable inspection report on the Ship in question from an independent marine surveyor acceptable to the Agent.

9	To the extent not already delivered under Part A paragraph 10, the originals of any mandates and other documents required in connection with the opening or operation of the Earnings Accounts and the Retention Accounts.

10	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in paragraphs 2, 3, 5 and 6 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of a Borrower.

SCHEDULE 4
TRANSFER CERTIFICATE
The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.
To:	Bank of Scotland plc for itself and for and on behalf of each Borrower, each Security Party, the Security Trustee, the Issuing Bank, the Swap Bank and each Lender, as defined in the Facility Agreement referred to below.

1	This Certificate relates to a facility agreement (the “Facility Agreement”) dated [•] 2010, and made between (1) Ayasha Trading Corporation and Bethune Properties S.A. as joint and several borrowers (together the “Borrowers”), (2) the banks and financial institutions named therein as Lenders, (3) Bank of Scotland plc and BTMU Capital Corporation as Lead Arrangers and Underwriters, (4) Bank of Scotland plc as Issuing Bank, (5) Bank of Scotland plc as Swap Bank, (6) Bank of Scotland plc as Security Trustee and (7) Bank of Scotland plc as Agent for a loan facility of up to $66,666,666 and a guarantee facility of up to $30,300,000 made available to the Borrowers.

2	In this Certificate, terms defined in the Facility Agreement shall, unless the contrary intention appears, have the same meanings and:

“Relevant Parties” means each Borrower, each Security Party, the Agent, the Security Trustee, the Issuing Bank, the Swap Bank and each Lender;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [•] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Facility Agreement and every other Finance Document in relation to [•] per cent. of its Contribution, which percentage represents $[•].

5	By virtue of this Transfer Certificate and Clause 31 of the Facility Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•]] [from [•] per cent. of its Commitment, which percentage represents $[•]] and the Transferee acquires a Commitment of $[•].

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 31 of the Facility Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 31 of the Facility Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;
(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Facility Agreement, each other Finance Document and the Master Agreement;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any Lender, the Issuing Bank or the Swap Bank in the event that:
(i)	any of the Finance Documents prove to be invalid or ineffective,

(ii)	any Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrowers or Security Party under the Finance Documents;
(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Lender, the Issuing Bank or the Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:
(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and
(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person
(Loan Administration Department):
Telephone:
Fax:
Contact Person
(Credit Administration Department):
Telephone:
Fax:
Account for payments:

Note:	This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5
MANDATORY COST FORMULA
1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the Loan) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent. per annum

300
Where:
E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.
5	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 6
FORM OF BORROWERS COMPLIANCE CERTIFICATE

To:	Bank of Scotland plc
New Uberior House
11 Earl Grey Street
Edinburgh EH3 9BN
Scotland

From:	Ayasha Trading Corporation
Bethune Properties S.A.
Dated [•]
OFFICER’S CERTIFICATE
This Certificate is rendered pursuant to clause 16.6(c) of the loan and guarantee facility agreement dated [•] 2010 (the “Loan Agreement”) and entered into between (i) ourselves as Borrowers, (ii) the banks and financial institutions listed in Schedule 1 therein as Lenders, (iii) yourselves and BTMU Capital Corporation as Lead Arrangers and Underwriters and (iv) yourselves as Issuing Bank, as Swap Bank, as Agent and as Security Trustee, relating to a loan facility of up to US$66,666,666 and a guarantee facility of up to US$30,300,000. Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.
I, [•], the [Chief Financial Officer] of Ayasha Trading Corporation and Bethune Properties S.A., hereby certify that:
1	Attached to this Certificate are the latest [unaudited individual financial statements of each of the Borrowers for the financial year ending on [•]] [unaudited individual quarterly financial statements of each of the Borrowers in relation to the [first] [second] [third] [fourth] quarter of the year ending on [•]] (the “Accounts”).

2	Clause 17.4 of the Loan Agreement is complied with in that the minimum balance on each of the Earnings Accounts is $[•] and $[•].

[or, as the case may be, specify in what respect Clause 17.4 is not complied with.]

3	As at [•] no Event of Default has occurred and is continuing.

[or, specify/identify any Event of Default]

4	[The aggregate of the Fair Market Values of each Ship subject to a Mortgage is [•]; and

The net realisable value of any additional security previously provided under clause 20 of the Loan Agreement is [•]

Which is not less than [•] per cent. of the Loan and the Junior Loan.

And, therefore, the Borrowers are in compliance with Clause 20.1 of the Loan Agreement.]

[If not, specify this and what is proposed as regards Clause 20.2]

5	The Fair Market Value of the Ships which are subject to a Mortgage is as follows as at [date]:

	Name of first shipbroker	Name of second shipbroker	Average market
Name of Ship	providing valuation	providing valuation	value
[•]	[•]	[•]	[•]
We enclose copies of each such valuation.]

Chief Financial Officer
Ayasha Trading Corporation
Bethune Properties S.A.

EXECUTION PAGES

BORROWERS

SIGNED by	)
)
for and on behalf of	)
AYASHA TRADING CORPORATION	)
in the presence of:	)

SIGNED by	)
)
for and on behalf of	)
BETHUNE PROPERTIES S.A.	)
in the presence of:	)

LENDERS

SIGNED by	)
)
for and on behalf of	)
BANK OF SCOTLAND PLC	)
in the presence of:	)

SIGNED by	)
)
for and on behalf of	)
BTMU CAPITAL CORPORATION	)
in the presence of:	)

SIGNED by	)
)
for and on behalf of	)
THE GOVERNOR AND COMPANY	)
OF THE BANK OF IRELAND	)
in the presence of:	)

LEAD ARRANGERS AND UNDERWRITERS

SIGNED by	)
)
for and on behalf of	)
BANK OF SCOTLAND PLC	)
in the presence of:	)

SIGNED by	)
)
for and on behalf of	)
BTMU CAPITAL CORPORATION	)
in the presence of:	)

ISSUING BANK

SIGNED by	)
)
for and on behalf of	)
BANK OF SCOTLAND PLC	)
in the presence of:	)

SWAP BANK

SIGNED by	)
)
for and on behalf of	)
BANK OF SCOTLAND PLC	)
in the presence of:	)

AGENT

SIGNED by	)
)
for and on behalf of	)
BANK OF SCOTLAND PLC	)
in the presence of:	)

SECURITY TRUSTEE

SIGNED by	)
)
for and on behalf of	)
BANK OF SCOTLAND PLC	)
in the presence of:	)